UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2009 (June 23, 2008)

INSIGNIA SOLUTIONS PLC
(Exact name of Registrant as specified in its charter)

England and Wales	0-27012	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7575 E Redfield Rd
Suite 201
Scottsdale, AZ 85260
United States of America
(Address of principal executive offices) (Zip code)

480-922-8155
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

On June 23, 2008, Insignia Solutions plc, a corporation organized under the laws of England and Wales (“Insignia”, the “Company”, “we” or “us”), and its wholly-owned subsidiary, Joede, Inc., a Delaware corporation (“Joede”), entered into an agreement and plan of merger (the “Merger Agreement”) with DollarDays International, Inc., a Delaware corporation (“DollarDays”) and all of the stockholders of DollarDays (the “DollarDays Stockholders”), whereby Joede was merged with and into DollarDays, with DollarDays being the surviving entity (the “Merger”).  We previously reported the execution of the Merger Agreement in a Form 8-K filed on June 27, 2008.  Reference is made to Item 2.01 for a description of the Merger Agreement.

Item 2.01             Completion of Acquisition of Assets

Pursuant to the Merger, Insignia acquired all of the issued and outstanding capital stock of DollarDays (the “DollarDays Capital Stock”).  In exchange for all of the DollarDays Capital Stock, Insignia was required to: (1) issue 73,333,333 American Depository Shares (“ADSs”), as evidenced by American Depository Receipts (“ADRs”), of Insignia to DollarDays’ Stockholders, with each ADS representing one ordinary share of Insignia, (2) issue a warrant to purchase 8,551,450 ADSs with an exercise price of $0.01 per ADS to Peter Engel, the chief executive officer of DollarDays, (3) issue a warrant to purchase 3,603,876 ADSs with an exercise price of $0.13 per ADS to a financial advisor to DollarDays, and (4) issue options to purchase 7,360,533 ADSs, in replacement of outstanding DollarDays options.  In addition, Insignia agreed to issue 7,682,926 ADSs at a price of $0.13 to an investor in DollarDays (“Amorim”) in repayment of a note.

As a result of Insignia not having enough authorized capital to issue all of the consideration due pursuant to the Merger Agreement, as a closing condition to the Merger Agreement, Insignia was required to (1) issue 46,978,375 ADSs to DollarDays’ Stockholders at the time of the closing of the Merger, (2) issue 4,921,791 ADSs to Amorim and (3) take all necessary actions, including obtaining stockholder approval as may be necessary, to authorize and deliver the remaining consideration due under the terms of the Merger Agreement.

As of the date of this Current Report on Form 8-K, Insignia has issued 44,695,981 ADSs to DollarDays Stockholders and 5,596,984 ADSs to Amorim, representing approximately 49.7% of the issued and outstanding ordinary shares of Insignia.  Insignia intends to propose to stockholders, for their approval, to increase the authorized capital of the Company at its next Annual General Meeting so that Insignia can fulfill its obligations to issue the remaining consideration under the terms of the Merger Agreement.  On November 12, 2008, our Board of Directors approved an increase of the authorized capital from 110,000,000 ordinary shares to 300,000,000 ordinary shares, which it expects to submit for stockholder approval.  Once the increased authorized share capital is approved and the remaining Merger consideration is issued, the DollarDays Stockholders will own approximately 62.9% of the issued and outstanding ordinary shares of Insignia.

The organization chart below sets forth a graphic description of the ownership breakdown between former DollarDays Stockholders and Insignia Stockholders following the issuance of all consideration due pursuant to the Merger.

This transaction resulted in a change in control of Insignia to the DollarDays Stockholders.  In connection with the change in control, Peter Engel, Chairman of the Board and Chief Executive Officer of DollarDays, became Chairman of the Board and Chief Executive Officer of Insignia, and Christopher Baker and Filipe Sobral were appointed directors of Insignia.  George Monk, Insignia’s former Chief Financial Officer, Viscount Nicholas Bearsted and Mark McMillan, directors of Insignia, resigned from their respective positions in connection with the Merger.

Pursuant to the Merger Agreement, all directors and officers of Insignia, who were also stockholders of DollarDays, executed and delivered voting and lockup agreements, agreeing (a) not to transfer their shares until such shares may first be sold pursuant to (i) an effective registration statement filed with the Securities and Exchange Commission or (ii) Rule 144 under the Securities Act of 1933 and (b) to vote their shares in favor of (i) the authorization of additional ordinary shares to issue all of the Merger consideration, (ii) appointment of new directors in accordance with the terms of the Merger Agreement, and (iii) approve all other actions required to consummate the Merger and the transactions contemplated by the Merger Agreement.  In addition, DollarDays Stockholders agreed to indemnify Insignia, Jeode and their respective affiliates for any and all damages arising from or related to any misrepresentation or breach or failure of any representation or warranty made by DollarDays, breach or non-fulfillment of any covenant or agreement to be performed by DollarDays, and for amounts paid by Insignia or DollarDays to any DollarDays Stockholder with respect to dissenting shares.  Further, Insignia agreed to indemnify DollarDays and its respective affiliates for any misrepresentation or breach or failure of any representation or warranty made by Insignia, and any breach of non-fulfillment of any covenant or agreement to be performed by Insignia.

On February 11, 2007, Insignia entered into an Asset Purchase Agreement with Smith Micro Software Inc. (“Smith Micro”), pursuant to which Smith Micro agreed to acquire substantially all of the assets of Insignia.  Pursuant to the Asset Purchase Agreement, Insignia agreed to indemnify Smith Micro for up to $5 million against any and all claims resulting from any inaccuracies or breach of any representation or warranty.  On March 31, 2008, Smith Micro made claims seeking indemnification for various alleged breaches of representations and warranties in the Asset Purchase Agreement.  As a closing condition to the Merger Agreement, Insignia and certain of its subsidiaries entered into a Release Agreement with Smith Micro and DollarDays. Under the terms of the Release Agreement, Insignia and Smith Micro agreed to release all claims against each other pursuant to the Asset Purchase Agreement.

The foregoing descriptions of the Merger Agreement and the transactions contemplated thereby are subject to the more detailed provisions set forth in the Merger Agreement, which is attached hereto as Exhibit 2.1, and which is incorporated herein by reference.

Information and item numbers in response to this Item 2.01 below are keyed to the item numbers of Form 10.

Item 1.                  Description of Business

Overview

Insignia was incorporated under the laws of England and Wales on November 20, 1985 under the name Diplema Ninety Three Limited. The Company changed its name to Insignia Solutions Limited on March 5, 1986 and commenced operations on March 17, 1986.  Until April 2007, Insignia developed, marketed and supported software technologies that enabled mobile operators and phone manufacturers to update, upgrade and configure the firmware of mobile devices using standard over-the-air (“OTA”) data networks. Before 2003, Insignia’s principal product line was the Jeodetmplatform, based on Insignia’s Embedded Virtual Machinetm(“EVM”) technology. The Jeodetmplatform was Insignia’s implementation of Sun Microsystems, Inc.’s (“Sun”) Java® technology tailored for smart devices. During 2001, we began development of a range of software products (“Secure System Provisioning” or “SSP” products and renamed in 2005 “Device Management Suite” or “IDMS” and “Open Management Client” or “OMC”) for the mobile phone and wireless operator industry. The IDMS and OMC products allowed wireless operators and phone manufacturers to reduce customer care and software recall costs, as well as increase subscriber revenue by automatically configuring mobile phones to support existing mobile data services and deploy new mobile services based on dynamically provisional capabilities.  From April 2007 until June 23, 2008, the date of the Merger, Insignia was a public “shell” company with nominal assets whose sole business had been to identify, evaluate and investigate various companies with the intent that, if such investigation warranted, a reverse acquisition transaction be negotiated and completed pursuant to which Insignia would acquire a target company with an operating business, with the intent of continuing the acquired company’s business as a publicly held entity.

A summary of the business of DollarDays is described below.  As used herein, unless the context otherwise requires, “DollarDays”, “DDI” and the “Company” (and “we”, “our” and similar expressions) refer to the business of DollarDays before the Merger and Insignia after the Merger, as applicable.

DollarDays International LLC was formed as a Delaware limited liability company on November 5, 2001 and on June 20, 2008, DollarDays International LLC contributed all of its assets and liabilities to DollarDays International, Inc., a Delaware corporation, pursuant to a Contribution Agreement.    In return for DollarDays International LLC’s assets and liabilities, DollarDays International, Inc. issued shares of its common stock to DollarDays International LLC.  After the contribution, DollarDays International, Inc. became the operating company and DollarDays International LLC had no assets or liabilities except for the DollarDays International, Inc. common stock issued to it.

DollarDays Business

We develop software programs that allow us to provide general merchandise for resale to businesses through our website at www.DollarDays.com.  We have been recognized as a leader in the Internet wholesale market of discounted merchandise by a leading business periodical and trade associations.  The objective that our software allows us to pursue is to provide a one-stop discount shopping destination for general merchandise for smaller distributors, retailers and non-profits nationwide seeking single and small cased-sized lots at bulk prices.  We launched our first website in October 2001.  The site offers customers an opportunity to shop for bargains conveniently, while offering our suppliers an alternative sales channel.  We believe our website offers a unique benefit to smaller businesses in that they are able to purchase goods from wholesalers and importers in single and small case lots, with no minimum purchase requirements at discounted prices.  We believe the prevailing reason our business has been able to obtain bulk pricing for single case lots is that our software gives us the  ability to reach smaller distributors, retailers and non-profits that most general merchandise suppliers cannot economically reach. Our software allows us to provide all the logistics and customer support to serve this sales channel and grow our customer base.

We continually add new, limited inventory products to our website in order to create an atmosphere that encourages customers to visit frequently and purchase products before the inventory sells out.  Through our Internet catalog, we offer approximately 25,000 products, including up to 10,000 closeout items at further discounted prices.  Closeout merchandise is typically available in inconsistent quantities and prices.

We accept orders, either online or via telephone sales staff, collect payment in the form of credit or debit card, PayPal or similar means, and coordinate with manufacturers, importers and close-out specialists regarding delivery particulars.  PayPal refers to the online payment platform located at www.paypal.com and its localized counterparts.  Our proprietary software and service procedures allow us to sell merchandise to a single customer, and bill as a singer order, items purchased and delivered from multiple suppliers.  We do not take possession of inventory, but we are responsible for processing customer claims and returns.

Our website has a registered base of approximately 1,250,000 small businesses and receives approximately 2 million monthly page views.  We receive an average of approximately 3,000 orders per month.  Our target audience is smaller businesses.  This is a large market that accounts for approximately 20% of the overall US retail market.

Our historical success has resulted largely from the size of our community of active users.  We had approximately 29,000 active users at the end of 2007, compared to approximately 26,000 users at the end of 2006.  We define an active user as any user who bought an item during the most recent 12-month period.

We believe our sales and marketing efforts make inefficient markets more efficient because:

•	Our website includes more than 25,000 items on any given day and makes available to our users a wide variety of goods; and
•	We bring buyers and sellers together for lower costs than traditional intermediaries.

We have had increased success throughout the years attracting repeat customers.  In 2006, approximately 27% of our sales volume was purchased by individuals who purchased through our website four times or more.  In 2007 and 2008, the sales volume of individuals who purchased through our website four times or more increased to 31% and 40%, respectively.

Products and Services

Manufacturer, Supplier and Distribution Relationships.  It is difficult to establish wholesale and closeout buying relationships with manufacturers and vendors.  Trust and experience gained through past interactions are important.  We believe our business model reduces the risk to the manufacturer that its discounted products are sold alongside its full-priced products.  We enter into standardized vendor contracts with each of our suppliers.  Our supplier relationships provide us with both private label and recognized brand-name products.  The table below identifies some of the brand names often found on our website.

Avon	Fruit of the Loom	3M
Black & Decker	Gillette	Tommy Hilfiger
Calvin Klein	Revlon	Tonka
Colgate	Kelloggs	Victoria Secret
Disney	NFL	Ziploc

Our manufacturer and supplier relationships are based on historical experience with manufacturers, vendors and liquidation wholesalers and do not obligate or entitle us to receive merchandise on a long–term or short-term basis; nor do our contractual terms guarantee the availability of merchandise.  We control the terms on which products are sold through our website.

Online Products

Our customers can locate products on our website by utilizing our proprietary search function or by navigating through our online departments. The department section is currently organized into approximately 32 main categories:

America’s Boutique Suppliers	Custom Imprinting	Medical Products
Arts & Crafts	Electronics & Media	Office & School Supplies
As See on TV	Food Pantry	Pallet Assortment
Automotive	Gift Baskets	Party Supplies
Baby Care	Hardware	Pets
Bath and Body	Holiday & Seasonal	Religious
Books & Calendars	Dome Décor	Sports & Outdoors
Candles & Home Fragrance	Housewares	Stationary & Gift Wrap
Cleaning Supplies	Jewelry	Store Fixtures
Clothing	Lawn & Garden	Toys & Games
Cosmetics & Fragrances	Licensed Team Products

Our categories may change as our business evolves and we may need to add or subtract categories to better serve our suppliers and customers. Each of the departments have multiple categories that more specifically define the products offered within that department.  For example, the “Toys & Games” department currently has the following product categories:

Action Figures	Games	Remote Control Toys
Action Toys	Glow in the Dark	Sport Related Toys
Bingo Accessories	Licensed Toys	Stuffed Animals
Building Toys	Novelty & fake Money	Teddy Bears
Cars, Trucks & Vehicles	Novelty Toys	Toy Animals
Costume Dress Up/Make Believe	Outdoor Toys	Toy Musical Instruments
Dolls & Doll Accessories	Playing Cards & Accessories	Water Guns
Electronic Toys	Puppets
Flashing Novelties	Puzzles

Categories are typically further divided into subcategories to facilitate product identification.  Individual products can be accessed and viewed from the category or subcategory pages.  These specific product pages include  product descriptions, color photographs and pricing information.

The number of total products we offer has grown from less than 5,000 in 2001, to more than 25,000 products in 2008.  The number of products and product categories change throughout the year, as we periodically reorganize our departments and/or categories to better reflect our current product offerings.

Sales and Marketing

We use a variety of methods to target our consumer audience, including online campaigns, direct marketing and trade-shows.  However, our primary marketing consists of online marketing, such as advertising through portals, keywords, search engines, affiliate marketing programs, banners and email campaigns.  We seek to identify and eliminate campaigns that do not meet our expectations. We generally develop these campaigns internally.

Marketing

Our marketing initiatives include, but are not limited to, the following:

•
Web Positioning:  In order to maintain favorable positioning and to increase the likelihood of our website being “found” by customers looking for wholesale merchandise, we maintain a proactive search engine optimization effort to assure continued high search engine placement.  We currently have over 350,000 web pages indexed in various search engines, including Google, Yahoo, MSN and AOL.  Part of the continuing search engine optimization program involves evolution of page content and product descriptions for maximum indexing and rank possibilities.  We believe our newer categories and higher priced products in existing categories help to increase search engine visibility and should, therefore, increase visitor counts.  Approximately 58% of our gross sales in 2008 came from “organic” (i.e., unpaid) search engine traffic.

•
Website Design: On April 15, 2008, we re-launched our website at www.DollarDays.com with considerable improved web design.  We believe this new design is significantly more user friendly and has resulted in more visitors.  We continually evaluate our website and make improvements as deemed necessary.  Periodically, we intend to re-design our website as market factors and technological advances necessitate.

•	Banner Ads: We place banner ads in many relevant wholesale directories.

•
Pay-Per-Click Advertising:  Pay-per-click companies provide advertising space on various relevant websites and charge us based on actual user clicks on our ads.  We monitor the results of our various pay-per-click programs and evaluate alternative advertising outlets.

•
Promotions:  We offer both broad based promotions on our website  available to all users, and targeted promotions transmitted via email directly to select customers.  Promotions include, but are not limited to, price discounts, free merchandise or premiums, discount coupons, free shipping and combinations of different promotions.  Free shipping promotions have been our most popular campaigns.

•	E-mail Campaigns: We send approximately 2.7 million emails per month offering a variety of promotions, as previously discussed.

•
Platinum Program:  Under this subscription service, in return for a $30 joining fee and a $15.95 additional monthly fee, customers can receive a number of discounts and savings on goods, services, freight and other products sold on our website.  DollarDays platinum program participants purchased more products through our website than non-participants and made purchases more frequently than prior to participating in the program.

•
Affiliates:  We promote an “affiliate” program, where we pay a sales commission to affiliates for customers recommended to our website by such affiliates.  Approximately 700 affiliates have DollarDays’ banners on their websites.

•
Distributors:  We encourage Internet entrepreneurs to “clone” our website under the respective entrepreneurs’ names.  These “clones”, for which such entrepreneurs pay us a $199 annual fee and a $15.99 monthly fee, reflect our website at  www.DollarDays.com in every aspect except for the difference in name.  We have approximately 300 distributors who promote their websites, while we handle all related sales, promotional efforts, customer service, collection and other back office matters in the same manner we handle orders pertaining to our own website.  We pay distributors a commission on all sales generated through their independent websites.

Sales

No single customer accounts for more than 5% of our sales.  We have on staff an average of 12 sales people, for approximately 11 hours of coverage per day, five days a week.  The sales staff primary function is to field incoming calls and make outgoing calls to solicit new customers, obtain additional sales from infrequent purchasers and re-contact lapsed customers.

To facilitate our sales process, as part of our overall software program we have implemented a vendor management system (“VMS”), which is an interface between us and our vendors.  The VMS is the primary platform for a vendor to place and remove its product on our website, as well as providing inventory tracking ability for the vendor.  Once a product is listed on the website, customers and sales staff are able to place and fulfill orders.

We have established the DollarDays Institute, which coordinates with our vendors, via regular telephone seminars, on how to better describe and illustrate their products and how to best utilize our VMS to their advantage.  Management believes the visual and verbal depiction of the products on our website is crucial to sales and establishing a loyal consumer base.  If a product’s picture is inadequate or its description incomplete or unpersuasive, the product is unlikely to sell.  We believe the DollarDays Institute enables our vendors to better promote their products, and consequently, increase sales.

Our product mix changes daily, based on the availability of the products we buy and sell, as dictated by retailer and product interest.

Our primary distribution channel is online sales to small businesses, non-profits and home-based businesses located in the United States.  During 2005, 2006 and 2007, sales to domestic customers accounted for approximately 99% of our net sales.

Vendor Relations

Our ability to service our customers quickly and efficiently is contingent upon vendor response time in fulfilling orders for in-stock merchandise and promptly informing us of out-of-stock products.  To facilitate our vendor relationships, we enter into agreements with them whereby they agree to the following:

•
Participate in the VMS program to automatically convey information about out-of-stock items, price changes, new products, changes in product description and other important information to be reflected by the vendor on our website;

•	Use of one of our pre-approved shippers; and
•	Pay a 2.5% marketing fee, which is automatically deducted from their invoice.

Our merchandising department monitors vendors for compliance with the terms of their respective agreements.  In the event a vendor does not comply with the terms of the agreement, such vendor’s products may be removed from our website and replaced with products from a more suitable vendor.

We have over 300 vendors and no single vendor accounts for more than 10% of our sales.

Seasonality

Our fourth quarter has historically been our highest revenue quarter and the first quarter has historically been the lowest revenue quarter.  We expect transaction activity patterns on our website to increasingly mirror general consumer buying patterns as our business continues to mature.

Customer Service and Sales

We are committed to providing superior customer service.  We staff our customer service and sales department with dedicated in-house professionals who respond to phone and e-mail inquiries on products, ordering, shipping status and returns.  Our customer service staff processes approximately 2,500 calls per week and up to approximately 3,000 calls per week during peak periods.

Technology

We use our internally developed software to support our operations.  We have developed intuitive user interfaces and customer tools to create a user-friendly website and we have developed transaction processing, database and network applications that help enable our users to reliably and securely complete transactions on our sites.  Our technology infrastructure simplifies the storage and processing of large amounts of data, eases our operation, and automates much of the administration.    We use multiple servers to obtain connectivity over the Internet with one full-time dedicated server and additional servers housed off-site by third-party providers.

We also use a third-party application to provide search, navigation and merchandising techniques to guide customers through our website.  We currently employ three full-time IT engineers to monitor and maintain the functionality of our website.

We also developed a web-based eCommerce property specially tailored for vendors listing products on our website.  The technology is designed to permit our vendors to list their own products on our website, subject to our approval, and remove such products once the respective inventory is depleted.  This technology eases the burden on our merchandising personnel in maintaining accurate product information and available quantities.

We are continually improving our technology to enhance the customer experience and to increase efficiency, scalability and security.  We are currently investigating whether  our proprietary software is patentable.

Competition

The online wholesale market is rapidly evolving, intensely competitive and has relatively low barriers to entry, as new competitors can launch websites at relatively low costs.  We believe competition in the online wholesale market is based predominately on:

•	price;

•	product quality and selection;

•	ease of shopping experience;

•	order processing and fulfillment;

•	customer service; and

•	company brand recognition.

Our wholesale services compete with other online retailers and traditional wholesalers, liquidation “brokers”, importers and manufacturers that sell general merchandise, some of which may specifically adopt our methods and target our customers.  We currently or potentially compete with a variety of companies that can be divided into several broad categories:

•
local wholesalers tailored to service and supply small independent retailers that carry “fast-selling” general brands, provide personal delivery and who often have interpersonal relations with smaller  retailers;

•	catalog sellers, including suppliers from whom we purchase product, such as SMC;

•	liquidation e-tailers;

•	online general retailers with discount departments such as Amazon.com, Inc., eBay, Inc. and Buy.com, Inc.;

•	online specialty retailers such as BlueNile and BackCountry; and

•	traditional small business wholesalers such as Costco Wholesale Corporation.

As the market for online wholesale and liquidation grows, we believe that companies involved in online retail, as well as traditional retailers and liquidation brokers, will increase their efforts to develop services that compete with our online services. We also face potential competition from Internet companies not yet focused on the wholesale and liquidation market, and from retail companies who are not yet operating online.  We are unable to anticipate which other companies are likely to offer products and services in the future that will compete with us.

In addition, many of our current and potential competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than we do, and may enter into strategic or commercial relationships with larger, more established and well-financed companies.  Some of our competitors could devote greater resources to marketing and promotional campaigns and devote substantially more resources to their websites and systems development than we can.   New technologies and the continued enhancement of existing technologies also may increase competitive pressures.  We cannot ensure that we will be able to compete successfully against current and future competitors or address increased competitive pressures.

Intellectual Property

We own the rights associated with the trademarks “DollarDays”, “DollarDay$” and the logo for DollarDays.  We have filed trademark applications with the United States Patent and Trademark Office seeking registration of other certain service marks and trademarks.  We regard our domain names and similar intellectual property as critical to our success.  We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates and others to establish and protect our proprietary rights.  Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization.  There can be no assurance that our applications will be successful or that we will be able to secure significant protection for our service marks or trademarks in the United States or elsewhere.  In addition, we cannot ensure that third parties will not independently develop similar intellectual property.  Although we have registered and are pursuing the registration of our key trademarks in the United States and internationally, some of our trade names are not eligible to receive trademark protection.  In addition, effective trademark protection may not be available or may not be sought by us in every country in which our products and services are made available online, including the United States.

Third parties may in the future recruit our employees who have had access to our proprietary technologies, processes and operations.  These recruiting efforts expose us to the risk that such employees will misappropriate our intellectual property.

Legal and Regulatory Matters

From time to time, we may receive claims of and become subject to consumer protection, employment, intellectual property and other commercial litigation related to the conduct of our business.  Also, we may receive related inquiries from state and federal agencies which might relate to our business practices, or the activity of our customers or suppliers.  Such regulatory matters and commercial litigation could be costly and time consuming and could divert our management and key personnel from our business operations.  The uncertainty of litigation increases these risks.  In connection with such litigation or regulatory inquiries, we may be subject to significant damages, equitable remedies or fines relating to the operation of our business and the sale of products on our website.  Any such litigation may materially harm our business, prospects, results of operations, financial condition or cash flow.  We are not aware of any outstanding litigation or any pending or threatened litigation that would be expected to have a material adverse effect on our financial condition or results of operations.

These and other types of claims could result in increased costs of doing business through legal expenses, adverse judgments or settlements or require us to change our business practices.

Additional litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.  Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business.

Government Regulation

Our services are subject to federal and state consumer protection laws, including laws protecting the privacy of non-public consumer information and regulations prohibiting unfair and deceptive trade practices.  In particular, under federal and state financial privacy laws and regulations, we must provide notice to consumers of our policies on sharing non-public information with third parties, provide advance notice of any changes to our policies and, with limited exceptions, give consumers the right to prevent sharing of their non-public personal information with unaffiliated third parties.  Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies.  These consumer protection laws could result in substantial compliance costs and could interfere with the conduct of our business.

In many states, there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services and whether additional laws and regulations will be enacted.  In addition, new state tax regulations may subject us to additional state sales and income taxes.  New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes on our business.  These taxes could have an adverse effect on our cash flows and results of operations.  Furthermore, there is a possibility we may be subject to significant fines or other payments for any past failures to comply with these requirements.

The Consumer Product Safety Improvement Act (the “Consumer Act”) became effective February 10, 2009.  This law prohibits resellers from selling children’s’ products that exceed specified levels of lead and certain other chemicals.  Resellers are not required to test the products themselves; however, if they do sell such products, they could be subject to civil and/or criminal penalties.  Since we do not take legal title to the merchandise sold through our website (it is shipped directly from the manufacturer/importer to the retailer), we never take possession of any merchandise and could not test the products.  Accordingly, to minimize our risk, we have undertaken the following steps:

(a)
We have discontinued all items which, in our judgment, have any significant likelihood of being out of compliance with the Consumer Act.  The limited exception to this is that certain closeouts may date back to a period before testing was commonplace.  We have discontinued all items we believe constitutes a significant risk of containing inappropriate chemicals.  However, some products or a garment with an inappropriate thread or button may slip through; and

(b)
We have requested that all our vendors certify that the products they sell are in compliance with the Consumer Act.    They have all complied except for certain vendors of close-outs who cannot know whether the products they are buying may have been produced before these maximum levels of permissible lead and other chemicals were established.

Employees

As of December 31, 2008, we had a total of 30 full-time employees.  We seasonally augment our workforce with temporary employees during our fourth quarter to handle increased workload in our customer service operations.  We have never had a work stoppage, and none of our employees are represented by a labor union.  We consider our employee relationships to be positive.

Reports to Security Holders

We file reports with the Securities and Exchange Commission, or SEC, including annual reports, quarterly reports and other information we are required to file pursuant to US federal securities laws.  You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which is http://www.sec.gov.

Item 1A.  Risk Factors.

We have a history of significant losses. If we do not achieve profitability, our financial condition and our stock price could suffer.

We have a history of losses and accumulated deficit. We will need to generate significant revenue increases to achieve profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our financial results would be harmed.

We will continue to incur significant operating expenses and capital expenditures to:

•	continue to improve our software and technologies
•	enhance our distribution and order fulfillment capabilities;
•	further improve our order processing systems and capabilities;
•	expand our customer service capabilities to better serve our customers’ needs;
•	expand or modify our product offerings;
•	rent office space;
•	increase our general and administrative functions to support our operations; and
•
maintain or increase our sales, branding and marketing activities, including maintaining existing, or entering into new, online marketing or marketing analytics arrangements, and continuing or increasing our national television and radio advertising and direct mail campaigns.

Because we may incur many of these expenses before we receive any revenues from our efforts, our losses may be greater than the losses we would incur if we developed our business more slowly. Further, we base our expenses in large part on our operating plans and future revenue projections. Many of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, prospects, operating results and financial condition. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses. Also, the timing of these expenses may contribute to fluctuations in our quarterly operating results.

A downturn in general economic conditions may adversely affect our results of operations.

The success of our operations depends upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. There can be no assurance that consumer spending will not be adversely affected by economic conditions, thereby impacting our growth, financial condition and results of operations.

We may experience significant fluctuations in our operating results and growth rate.

We may not be able to accurately forecast our growth rate. We base our expense levels and investment plans on sales estimates. A significant portion of our expenses and investments are fixed, and we may not be able to adjust our spending quickly enough if our sales are less than expected.

Our revenue growth may not be sustainable, and our percentage growth rates may decrease. Our revenue and operating profit depends on the continued growth of demand for our products and services, and our business is affected by general economic and business conditions worldwide. A softening of demand, whether caused by changes in customer preferences or a weakening of the U.S. or global economies, may result in decreased revenue or growth.

Our net sales and operating results will also fluctuate for many other reasons, including due to risks described elsewhere in this section and the following:

•	our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers’ demands;

•	our ability to expand our network of vendors;

•	our ability to access vendor merchandise and fulfill orders;

•	the introduction of competitive websites, products and services;

•	changes in usage of the Internet and e-commerce, both domestically and internationally;

•	timing, effectiveness and costs of expansion and upgrades of our systems and infrastructure;

•	the success of our geographic, service and product line expansions;

•	the outcomes of legal proceedings and claims;

•	variations in the mix of products and services we sell;

•	variations in our level of merchandise and vendor returns;

•	the extent to which we offer free shipping, continue to reduce product prices worldwide, and provide additional benefits to our customers;

•	increases in the prices of fuel and gasoline, as well as increases in the prices of other energy products and commodities like paper and packing supplies;

•	the extent to which operators of the networks between our customers and our website charge fees to grant our customers unimpaired and unconstrained access to our online services;

•	our ability to collect amounts that may become owed to us;

•	the extent to which use of our services is affected by spyware, viruses, “phishing” and other spam emails, “denial of service” attacks, data theft, computer intrusions and similar events; and

•	terrorist attacks and armed hostilities.

We may not be able to obtain shareholder approval to increase our authorized capital.  As a result, the full amount of consideration due pursuant to the Merger Agreement may never be issued.

Pursuant to the Merger, Insignia acquired all of the issued and outstanding capital stock of DollarDays in exchange for: (1) 73,333,333 ADSs to be issued to DollarDays’ Stockholders, (2) a warrant for 8,551,450 ADSs at a price of $0.01 per ADS to Peter Engel, (3) a warrant for 3,603,876 ADSs at a price of $0.13 per ADS to a financial advisor to DollarDays and (4) options to purchase 7,360,533 ADSs, in replacement of outstanding DollarDays options.  In addition, Insignia agreed to issue 7,682,926 ADSs at a price of $0.13 to Amorim in repayment of a note.    Also, the Company will issue warrants to purchase 570,962 ADRs at an exercise price of $0.12 per share to an investment bank for merger related services.  As a result of Insignia not having enough authorized capital to issue all of the consideration due pursuant to the Merger Agreement, and as a closing condition to the Merger Agreement, Insignia was required to (1) issue 46,978,375 ADSs to DollarDays’ Stockholders at the time of the closing of the Merger, (2) issue 4,921,791 ADSs to Amorim and (3) take all necessary actions, including obtaining stockholder approval, as may be necessary to authorize and deliver the remaining consideration due under the terms of the Merger Agreement.

As of the date of this Current Report on Form 8-K, Insignia has issued 44,695,981 ADSs to DollarDays Stockholders and 5,596,984 ADSs to Amorim, representing approximately 49.7% of the issued and outstanding ordinary shares of Insignia.  Insignia intends to propose to stockholders, for their approval, to increase the authorized capital of the Company at its next Annual General Meeting so that Insignia can fulfill its obligations to issue the remaining consideration under the terms of the Merger Agreement.  If we do not obtain the necessary stockholder consent to increase the authorized capital, we may never be able to issue the full amount of consideration due pursuant to the Merger Agreement or may have to seek authorization for the creation and issuance of another class of equity to grant in lieu of the Merger consideration initially contemplated.

Failure to issue the additional consideration pursuant to the Merger Agreement can be expected to have some or all of the following effects, any of which can be expected to have a material adverse impact on our liquidity, trading price and future operating prospects:

•	a lower trading volume for our ADS', which could make it more difficult for a stockholder to buy or sell shares on the open market;
•	a decreased market price for our ADS’;
•	less interest from the general investment community;
•
an inability to grant options, warrants or other forms of equity-based compensation which we believe are important as part of our overall compensation package to employees, consultants, officers and directors;

•	limits our flexibility with respect to any future fundraising efforts;
•	increased time and effort on the part of management to address concerns of the former DollarDays Stockholders; and
•	increase our exposure to litigation.

We are dependent on a limited number of shipping companies.

We rely on a limited number of shipping companies to deliver inventory to us and completed orders to our customers.  If we are not able to negotiate acceptable terms with these companies or they experience performance problems or other difficulties, it could negatively impact our operating results and customer experience.  In addition, our ability to ship completed orders to customers may be negatively affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, acts of God and similar factors.  Third parties either drop-ship or otherwise fulfill our customers’ orders, and we are increasingly reliant on the reliability, quality and future procurement of their services. The inability of these other companies to accurately forecast product demand would result in unexpected costs and other harm to our business and reputation.

The seasonality of our business places increased strain on our operations.

We expect a disproportionate amount of our net sales to occur during our fourth quarter. If our suppliers do not stock or restock popular products in sufficient amounts such that we fail to meet customer demand, it could significantly affect our revenue and future growth. If too many customers access our website within a short period of time due to increased demand, we may experience system interruptions that make our website unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods we sell and the attractiveness of our products and services. In addition, we may be unable to adequately staff our fulfillment and customer service centers during peak periods.

We pay vendors on extended trade terms, but collect from our customers via credit card or other form of electronic payment.  As a result of holiday sales in November and December, our cash, cash equivalents, and marketable securities balances typically reach their highest level (other than as a result of cash flows provided by or used in investing and financing activities) in the fourth quarter.  This operating cycle results in a corresponding increase in accounts payable at December 31. Our accounts payable balance generally declines during the first three months of the year, resulting in a corresponding decline in our cash, cash equivalents, and marketable securities balances.

Our business could suffer if we are unsuccessful in making, integrating and maintaining acquisitions and investments.

We may acquire, invest in or enter into joint ventures with additional companies. These transactions create risks such as:

•	disruption of our ongoing business, including loss of management focus on existing businesses;

•	problems retaining key personnel;

•	additional operating losses and expenses of the businesses we acquired or in which we invested;

•	the potential impairment of amounts capitalized as intangible assets as part of the acquisition;

•	the potential impairment of customer and other relationships of the company we acquired, or which we invested, or our own customers as a result of any integration of operations;

•	the difficulty of incorporating acquired technology into our offerings and unanticipated expenses related to such integration;

•
the difficulty of integrating a new company’s accounting, financial reporting, management, information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

•	the difficulty of implementing the controls, procedures and policies appropriate for a larger public company;

•	potential unknown liabilities associated with a company we acquire or in which we invest; and

•
for foreign transactions, additional risks related to the integration of operations across different cultures and languages, and the economic, political, and regulatory risks associated with specific countries.

Finally, as a result of future acquisitions or mergers, we might need to issue additional equity securities, spend cash, or incur debt, contingent liabilities, or amortization expenses related to intangible assets, any of which could reduce our profitability and harm our business.

The loss of key senior management personnel could negatively affect our business.

We depend on our senior management and other key personnel, particularly Peter Engel, our Chairman and CEO and Marc Joseph, our President and Chief Operating Officer.  The loss of these and any of our other executive officers or key employees could harm our business, future operating prospects and results of operations.

Additionally, we do not currently maintain “key person” life insurance policies on the lives of any of our executive officers.  This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals.

Our vendor relationships subject us to a number of risks.

We have significant vendors that are important to our sourcing, manufacturing and any related ongoing servicing of merchandise and content. We do not have long-term arrangements with most of our vendors to guarantee availability of merchandise, content, components, or services.  If our current vendors were to stop selling merchandise, components or services to us on acceptable terms, we may be unable to procure adequate replacements from other vendors in a timely and efficient manner or on acceptable terms, or at all.

We depend on our relationships with third party vendors for the products that we offer for sale on our website. If we fail to maintain these relationships, our business will suffer.

At September 30, 2008, we had fulfillment partner relationships with approximately 300 third parties whose products we offer for sale on our website. We depend on our fulfillment partners to provide  the product selection we offer. We plan to continue to expand the number of fulfillment partner relationships and the number of products offered for sale by our fulfillment partners on our website.  In general, we agree to offer the third parties’ products on our website and these third parties agree to provide us with information about their products, honor our customer service policies and ship the products directly to the customer. If we do not maintain our existing relationships or build new relationships with third parties on acceptable commercial terms, we may not be able to offer a broad selection of merchandise, and customers may refuse to shop at our website. In addition, manufacturers may decide not to offer particular products for sale on the Internet. If we are unable to maintain our existing fulfillment partner relationships, or build new ones, or if other product manufacturers refuse to allow their products to be sold via the Internet, our business and prospects would suffer severely.

We depend upon third-party delivery services to deliver our products to our customers on a timely and consistent basis. Deterioration in our relationship with any one of these third parties could decrease our ability to track shipments, cause shipment delays and increase our shipping costs.

We rely upon multiple third parties for the shipment of our products. We cannot be sure these relationships will continue on terms favorable to us, if at all. Unexpected increases in shipping costs or delivery times could harm our business, prospects, financial condition and results of operations. If our relationships with these third parties are terminated or impaired or if these third parties are unable to deliver products for us, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. In addition, conditions such as adverse weather can prevent carriers from performing their delivery services, which can have an adverse effect on our customers’ satisfaction with us. In any of these circumstances, we may be unable to engage alternative carriers on a timely basis, upon favorable terms, or at all. Changing carriers would likely have a negative effect on our business, operating results and financial condition. Potential adverse consequences include:

•	reduced visibility of order status and package tracking;
•	delays in order processing and product delivery;
•	increased cost of delivery, resulting in reduced gross margins; and
•	reduced shipment quality, which may result in damaged products and customer dissatisfaction.

A significant number of merchandise returns could harm our business, financial condition and results of operations.

We allow our customers to return products. If merchandise returns are significant, our business, prospects, financial condition and results of operations could be harmed. We modify our policies relating to returns from time to time and any policies intended to reduce the number of product returns may result in customer dissatisfaction and fewer repeat customers.

If the products that we offer on our website do not reflect our customers’ tastes and preferences, our sales and profit margins would decrease.

Our success depends in part on our ability to offer products that reflect consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. Because some of the products we sell consist of manufacturers’ and retailers’ excess inventory, we have limited control over some of the specific products we are able to offer for sale. If our merchandise fails to satisfy customers’ tastes or respond to changes in customer preferences, our sales could suffer. In addition, any failure to offer products in line with customers’ preferences could allow our competitors to gain market share. This could have an adverse effect on our business, prospects, results of operations and financial condition.

We will have to attract and retain customers.

Our success depends on our ability to attract and retain customers. We have relationships with online services, search engines, directories and other website and e-commerce businesses to provide content, advertising banners and other links that direct customers to our website. We rely on these relationships as significant sources of traffic to our website and to generate new customers. If we are unable to develop or maintain these relationships on acceptable terms, or to develop suitable alternatives, our ability to attract new customers may be impaired and our financial condition could be harmed. We cannot assure you we will be able to increase our revenues, if at all, in a cost-effective manner.

Further, many online advertisers on whom we may wish to, or presently do, rely on for services, may be reluctant to enter into or maintain relationships with us because our competitors may be more attractive advertising clients. Additionally, failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from online advertisers may cause online advertisers to terminate their relationship with us. Without these relationships, our revenues, business, prospects, financial condition and results of operations could suffer.

We may not be able to compete successfully against existing or future competitors.

The online liquidation services market is rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost.

We expect the online liquidation services market to become even more competitive as traditional liquidators and online retailers develop services that compete with ours. In addition, manufacturers and retailers may decide to create their own websites to sell their own excess inventory and the excess inventory of third parties. Competitive pressures created by any one of our competitors, or by our competitors collectively, could harm our business, prospects, financial condition and results of operations.

Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could harm our business, prospects, financial condition and results of operations. To the extent we enter new lines of businesses, we expect that we would be competing with many established businesses.

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, online retailers and liquidation e-tailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. Some of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand. We cannot assure you we will be able to compete successfully against current and future competitors.

Our operating results depend on our website, network infrastructure and transaction-processing systems. Capacity constraints or system failures would harm our business and reputation.

Any system interruptions that result in the unavailability of our website or reduced performance of our transaction systems would reduce our transaction volume and the attractiveness of our services to both our customers and vendors and can be expected to harm our business, prospects, operating results and financial condition.

We use internally developed software and systems for our website and certain aspects of our transaction processing systems. We have experienced periodic systems interruptions due to server failure, which we believe will continue to occur from time to time. If the volume of traffic on our website or the number of purchases made by customers substantially increases, we will need to further expand and upgrade our technology, transaction processing systems and network infrastructure. We have experienced and expect to continue to experience temporary capacity constraints due to sharply increased traffic during sales or other promotions and during the holiday shopping season. Capacity constraints can cause unanticipated system disruptions, slower response times, and degradation in levels of customer service, impaired quality and delays in reporting accurate financial information.

Our transaction processing systems and network infrastructure may be unable to accommodate increases in traffic in the future. We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels. In addition, we may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems. Any such difficulties with our transaction processing systems or other difficulties upgrading, expanding or integrating various aspects of our systems may cause unanticipated system disruptions, slower response times, and degradation in levels of customer service, additional expense, impaired quality and speed of order fulfillment or delays in reporting accurate information.

If the facility where substantially all of our computer and communications hardware is located fails, our business, results of operations and financial condition will be harmed.

Our success, and in particular, our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of our computer and communications hardware is located at a single co-location facility in the eastern United States, with a partially redundant back-up system located in the western United States. Although we have designed our back-up system in an effort to be able to provide limited back-up website functionality in the event of a failure of our main facility, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, earthquake and similar events, and our back-up systems are not designed to handle the volume of transactions normally handled by our primary systems. Our disaster recovery plan may be inadequate, and our business interruption insurance may be insufficient to compensate us for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss or public disclosure of critical data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could harm our reputation, business, prospects, financial condition and results of operations.

We may be unable to protect our proprietary technology or keep up with that of our competitors.

Our success depends to a significant degree upon the protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. In addition, our competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology.

Our failure to protect our software and other proprietary intellectual property rights or to develop technologies that are as good as our competitors’ could put us at a disadvantage to our competitors. These failures could harm our business, results of operations and financial condition.

We may be accused of infringing intellectual property rights of third parties.

Third parties may claim we infringe their intellectual property rights. The ready availability of damages, royalties and the potential for injunctive relief has increased the defense litigation costs of patent infringement claims, especially those asserted by third parties whose sole or primary business is to assert such claims. Such claims, whether or not meritorious, may result in significant expenditure of financial and managerial resources, and the payment of damages or settlement amounts. Additionally, we may become subject to injunctions prohibiting us from using software or business processes we currently use or may need to use in the future, or requiring us to obtain licenses from third parties when such licenses may not be available on terms acceptable to us or at all. In addition, we may not be able to obtain on favorable terms, or at all, licenses or other rights with respect to intellectual property we do not own in providing e-commerce services.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

To remain competitive, we must continue to enhance and improve the functionality and features of our business. We may face material delays in introducing new services, products and enhancements. If this happens, our customers may forgo the use of our website and use those of our competitors. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing website and our proprietary technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process customers’ orders and payments could harm our business, prospects, financial condition and results of operations.

We may not be able to obtain trademark protection for our marks, which could impede our efforts to build brand identity.

We have filed trademark applications with the United States Patent and Trademark Office seeking registration of certain service marks and trademarks. There can be no assurance that our applications will be successful or that we will be able to secure significant protection for our service marks or trademarks in the United States or elsewhere. Our competitors or others could adopt product or service marks similar to our marks, or try to prevent us from using our marks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Any claim by another party against us or customer confusion related to our trademarks, or our failure to obtain trademark registration, could negatively affect our future business prospects.  We may need to apply for future trademark protection and there can be no assurance that our future applications will be successful or that we will be able to secure significant protection for our service marks or trademarks in the United States or elsewhere.

Our business and reputation may be harmed by the listing or sale of pirated, counterfeit or illegal items by third parties.

We have received in the past, and we anticipate we will receive in the future, communications alleging that certain items listed or sold through our website infringe third-party copyrights, trademarks and trade names or other intellectual property rights or that we have otherwise infringed third parties’ past, current or future intellectual property rights.

We may be unable to prevent third parties from listing unlawful goods, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by third parties through our website. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods could harm our revenues, business, prospects, financial condition and results of operations.

Resolving litigation or claims regarding patents or other intellectual property, whether meritorious or not, could be costly, time-consuming, cause service delays, divert our management and key personnel from our business operations, require expensive or unwanted changes in our methods of doing business or require us to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm our business. Negative publicity generated as a result of the foregoing could damage our reputation, harm our business and diminish the value of our brand name.

We may be liable if third parties misappropriate our customers’ personal information.

If third parties are able to penetrate our network security or otherwise misappropriate our customers’ personal information or credit card information, or if we give third parties improper access to our customers’ personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims or damages for alleged violations of state or federal laws governing security protocols for the safekeeping of customers’ personal information. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. Liability for misappropriation of this information could adversely affect our business. In addition, we could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

We rely on encryption and authentication technology licensed from third parties to provide the security necessary to effect secure transmission of confidential information such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

Our success is tied to the continued use of the Internet and the adequacy of the Internet infrastructure.

Our future revenues and profits, if any, substantially depend upon the continued widespread use of the Internet as an effective medium of commercial business. Factors which could reduce the widespread use of the Internet include:

•	actual or perceived lack of security of information or privacy protection;
•	possible disruptions, computer viruses or other damage to Internet servers or to users’ computers;
•	significant increases in the costs of transportation of goods; and
•	governmental regulation.

Credit card fraud could adversely affect our business.

We do not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent credit card transactions could reduce our net revenues and our gross margin. We have implemented technology to help us detect the fraudulent use of credit card information. However, we may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, results of operation or financial condition.

If one or more states successfully assert that we should collect sales or other taxes on the sale of our merchandise or the merchandise of third parties that we offer for sale, our business could be harmed.

We do not currently collect sales or other similar taxes for physical shipments of goods into states, other than Arizona. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us even though we are engaged in online commerce, and have no physical presence in those jurisdictions. The location of our fulfillment centers and customer service center networks, or any other operations of the Company, establishing a physical presence in states where we are not now present, may result in additional sales and other tax obligations. Our business could be adversely affected if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our merchandise.

Existing or future government regulation could harm our business.

We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The vast majority of these laws was adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

The Consumer Act became effective February 10, 2009 and prohibits resellers from selling children’s products that exceed specified levels of lead and certain other chemicals.  Resellers are not required to test the products themselves; however, if they do sell such products, they could be subject to civil and/or criminal penalties.  Since we do not take legal title to the merchandise sold through our website (it is shipped directly from the manufacturer/importer to the retailer), we never take possession of any merchandise and could not test the products.  Accordingly, to minimize our risk, we have undertaken the following steps:

(a)
We have discontinued all items which, in our judgment, have any significant likelihood of being out of compliance with the Consumer Act.  The limited exception to this is that certain closeouts may date back to a period before testing was commonplace.  We have discontinued all items we believe constitutes a significant risk of containing inappropriate chemicals.  However, some products or a garment with an inappropriate thread or button may slip through; and

(b)
We have insisted that all our vendors certify that the products they sell are in compliance with the Consumer Act.    All vendors have complied with the Consumer Act except for those certain vendors of close-outs who cannot know whether the products they are buying may have been produced before these maximum levels of permissible lead and other chemicals were established.

Despite our efforts, it is possible we may become subject to litigation under the Consumer Act.  Any such litigation could be expected to harm our reputation and may impact our future business prospects and results of operations.

Laws or regulations relating to privacy and data protection may adversely affect the growth of our Internet business or our marketing efforts.

We are subject to increasing regulation at the federal, state and international levels relating to privacy and the use of personal user information. For example, we are subject to various telemarketing laws that regulate the manner in which we may solicit future suppliers and customers. Such regulations, along with increased governmental or private enforcement, may increase the cost of growing our business. In addition, many jurisdictions have laws that limit the uses of personal user information gathered online or offline or require companies to establish privacy policies. The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13. Proposed legislation in this country and existing laws in foreign countries require companies to establish procedures to notify users of privacy and security policies, obtain consent from users for collection and use of personal information, and/or provide users with the ability to access, correct and delete personal information stored by us. Additional legislation regarding data security and privacy has been proposed in Congress. These data protection regulations may restrict our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts, and could require us to implement new and potentially costly processes, procedures and/or protective measures.

We may be subject to product liability claims if people or property are harmed by the products we sell or if the products do not comply with government regulations.

Although we do not take legal title to any of the merchandise sold on our website, some of the products we sell may expose us to product liability claims relating to personal injury, death or property damage, and may require product recalls or other actions. If the products we sell do not comply with government regulations, we may also be exposed to product liability claims.  Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability.

We are subject to payment related risks.

We accept payments using a variety of methods, including credit card, debit card, credit accounts (including promotional financing), gift certificates, direct debit from a customer’s bank account, physical bank check and payment upon delivery. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We rely on third parties to provide payment processing services, including the processing of credit cards, debit cards, electronic checks, and promotional financing, and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and operating results could be adversely affected.

Item 2.  Financial Information

The following financial information relates to the results of operations and analysis of financial condition of DollarDays.  While DollarDays recently completed a reverse merger with Insignia, we do not believe the results of operations for Insignia during 2006 and 2007 are meaningful to investors as Insignia operated as a shell company subsequent to their sale of their operating business in 2007.  Financial information regarding the financial statements of DollarDays for the years ended December 31, 2006 and 2007 and the three months ended March 31, 2007 and 2008, begin on page F-1 of this Current Report.

Critical Accounting Policies

The accompanying discussion and analysis of our financial condition and results of operations is based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  Note 3, “Summary of Significant Accounting Policies,” of the notes to our audited consolidated financial statements included elsewhere in this report contain a detailed summary of our significant accounting policies.  We utilize the following critical accounting policies in the preparation of our financial statements.

Accounts Receivable.  Accounts receivable represent amounts earned but not collected in connection with our sales. Trade receivables are carried at their estimated collectible amounts.

We follow the allowance method of recognizing uncollectible accounts receivable, which recognizes bad debt expense as a percentage of accounts receivable based on a review of individual accounts outstanding, and prior history of uncollected accounts receivable. At December 31, 2007, no allowance was established as we expected to collect all amounts due.  The allowance for doubtful accounts at December 31, 2006 was $35,408.  Bad debt expense for the years ended December 31, 2007 and 2006 was $64,437 and $46,750, respectively.

Inventory.  For most of our sales, orders are shipped directly from our vendors and we never take title to the inventory.  Accordingly, such inventory is not reflected on the financial statements at December 31, 2007.  During 2006, we maintained some inventory at our Arizona warehouse that was carried at the lower of cost or market using the first-in, first-out (FIFO) method.  All such items were liquidated or disposed of in 2007. We recorded an aggregate of $92,590 of expense associated with the write-down of inventory during the year ended December 31, 2006 to reflect our change in business model.

Property and Equipment. Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the shorter of the assets' useful lives or lease terms. Depreciation and amortization expense was $51,584 and $38,947 for the years ended December 31, 2007 and 2006, respectively.

We capitalize website development costs in accordance with the provisions of Emerging Issues Task Force (EITF) 00-02.  Generally, we capitalize costs incurred to develop our website applications and infrastructure.  Capitalized website development costs totaled $27,605 and $0 for the years ended December 31, 2007 and 2006, respectively.

Convertible Debt.  We have issued convertible instruments which contained embedded conversion features. We have evaluated the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock,” to our embedded conversion feature within our convertible debt instruments.  We have determined that the conversion feature did not meet the definition of a liability and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability.

We evaluated the conversion feature under EITF 98-5 and EITF 00-27 for a beneficial conversion feature at inception.    The effective conversion price was then computed based on the allocation of the proceeds to the convertible debt to determine if a beneficial conversion feature exists.  The effective conversion price was compared to the market price on the date of the original note and was deemed to be less than the market value of our stock at the inception of the note.  A beneficial conversion feature was recognized and gave rise to a debt discount that is amortized over the stated maturity of the convertible debt instrument or the earliest potential conversion date.

Revenue Recognition.  Revenue is recognized when the four criteria for revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) shipment or delivery has occurred; (3) the price is fixed or determinable and (4) collectability is reasonably assured.  Cash payments received in advance of product shipment are deferred and reflected as a deferred revenue liability in the accompanying balance sheet.  Allowances for sales returns and discounts are recorded as a component of net sales in the period the allowances are recognized.

All amounts billed to customers for shipping and handling are included in net revenues in the accompanying statement of operations.  Actual shipping costs incurred are reflected as a component of cost of sales in the accompanying statement of operations.  Total shipping expense included in cost of sales was $792,709 and $1,024,253 for the years ended December 31, 2007 and 2006, respectively.

We have evaluated the provisions of EITF 99-19, “Reporting Revenue Gross as a Principal or Net as an Agent,” noting that the task force determined that it is a matter of judgment and a preponderance of the evidence as to whether a company satisfies the gross versus net indicators.  As a result of its analysis, we have determined that it qualifies for “gross” revenue recognition.

Advertising.  Our advertising activities consist of telemarketing, search engine optimization, Internet based advertising and other advertising activities.  We expense advertising costs as incurred.  Advertising expense was $652,824 and $865,083 for the years ended December 31, 2007 and 2006, respectively.

Income Taxes.  At December 31, 2007, DollarDays was organized as a limited liability company (LLC) and, accordingly, was not subject to federal or state income taxes.  All tax attributes were passed through to the individual members and federal and state income taxes, if any, are payable by the individual members.  Therefore, no provision, liability or benefit for income taxes has been included in our annual financial statements.  In conjunction with the Merger, DollarDays became a corporation subject to federal and state corporate income taxes.  The Company accounts for taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements or tax returns.  In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.  The Company has generated significant historical operating losses and has available net operating loss (“NOL”) carry forwards for federal tax purposes, expiring in various years from 2017 to 2026.  The Company expects to apply NOLs against future earnings.  However, US federal income tax laws limit the use of net operating loss and tax credit carry forwards in certain situations where changes occur in stock ownership of a company.  As the Company experienced a change of control, utilization of the federal and state carry forwards are expected to be limited.

Stock-Based Compensation.   On January 1, 2006, we adopted the provisions under SFAS No. 123(R) “Accounting for Stock Based Compensation,” and as a result account for stock-based compensation issued to employees and non-employees as required by SFAS No. 123(R). Under these provisions, the Company records expense based on the fair value of the awards utilizing the Black-Scholes pricing model for options and warrants.  In determining the fair value of such awards, DollarDays utilizes the volatility of a representative sample of peer companies as volatility for DollarDays stock cannot be readily determined.  Additionally, due to a lack of a market for DollarDays’ equity, DollarDays estimates its per unit share value by estimating the enterprise value of the organization and dividing that value by the number of potential equity units outstanding.  The enterprise value is estimated to be equal to gross revenues for the most recently completed annual period.

Results of Operations

Net Revenues

Year Ended	Net	Change from	Percent Change
December 31,	Revenues	Prior Year	from Prior Year

2007	$10,887,446	$(499,479)	(4.4)%
2006	$11,386,925

Net revenues decreased from 2006 to 2007 due to the effects of a corporate restructuring whereby we made organizational changes to position ourselves for increased future growth.

Factors that influence future revenue growth include general economic conditions, our ability to attract vendors that offer compelling products and the impact of our marketing activities.

Cost of Goods Sold

Year Ended		Change from	Percent Change
December 31,	Cost of Goods Sold	Prior Year	from Prior Year

2007	$7,325,395	$(572,533)	(7.2)%
2006	$7,897,928

Cost of goods sold decreased from 2006 to 2007 due to a decrease in sales, along with cost efficiencies gained through negotiations with vendors and other costs savings measures.

Factors which may influence the cost of goods sold include our general sales volumes, negotiated terms with vendors and general economic conditions.

Sales and Marketing

Year Ended		Change from	Percent Change
December 31,	Sales and Marketing	Prior Year	from Prior Year

2007	$2,666,413	$(423,977)	(13.7)%
2006	$3,090,390

Sales and marketing expenses include fees for attracting users to our site, including search engine optimization, telemarketing and other marketing efforts as well as promotional activities to increase sales by end users.  Sales and marketing expenses decreased from 2006 to 2007 due to reductions in telemarketing and online marketing expenditures.

Factors influencing sales and marketing expenses include strategic decisions with respect to the cost-effectiveness of each of our marketing activities.

General and Administrative

Year Ended	General and	Change from	Percent Change
December 31,	Administrative	Prior Year	from Prior Year

2007	$1,799,407	$(293,576)	(14.0)%
2006	$2,092,983

General and administrative expense includes management fees, salaries and other compensation expenses, rent, utilities, general office expenses, insurance and other costs necessary to conduct business operations.  General and administrative expenses decreased from 2006 to 2007 due to a decrease in management fees associated with bringing certain IT and other functions in-house.

Factors that can influence the amount of general and administrative expenses include the amount and extent by which we compensate our consultants, executives and directors with stock-based or other compensation, the rate of growth of our business and the extent to which we outsource or bring certain activities in-house.

Interest Expense

Year Ended		Change from	Percent Change
December 31,	Interest Expense	Prior Year	from Prior Year

2007	$972,665	$(494,751)	(33.7)%
2006	$1,467,416

Interest expense decreased from 2006 to 2007 as 2006 included $875,500 of debt discount amortization associated with the issuance of convertible debt and associated warrants that contained a beneficial conversion feature.  We incurred $41,781 of debt discount amortization in 2007.  This decrease in debt discount amortization from 2006 to 2007 was partially offset by an increase in interest expense associated with higher debt balances.

Advertising Revenue and Other

Year Ended	Advertising Revenue	Change from	Percent Change
December 31,	and Other	Prior Year	from Prior Year

2007	$116,356	$102,860	762.2%
2006	$13,496

Advertising revenue and other increased from 2006 to 2007 as the Company increased its promotion and sale of banner and other website advertising on its site.

Net Loss

Year Ended		Change from	Percent Change
December 31,	Net Loss	Prior Year	from Prior Year

2007	$(1,760,078)	$1,388,218	(44.1)%
2006	$(3,148,296)

Net loss decreased from 2006 to 2007 due to a decrease in operating expenses and interest expense, partially offset by a reduction is sales, each of which is described above.

Liquidity and Capital Resources

Our operating cash outflows were $814,484 for the year ended December 31, 2007, as compared to $1,032,315 for the year ended December 31, 2006, a decrease of $217,831.  We experienced a smaller amount of net cash outflows in 2007 as we improved our operating profit margins based on cost-containment initiatives.  Our net cash outflows are significantly different than our net loss due to the substantial amount of non-cash expenses, particularly debt-discount amortization and interest paid in kind.

Investing cash outflows were $133,710 for the year ended December 31, 2007 as compared to $55,079 for the year ended December 31, 2006, consisting entirely of purchases of equipment.

Financing cash inflows were $1,317,342 for the year ended December 31, 2006 as compared to $685,160 for the year ended December 31, 2007.  Financing cash inflows in 2006 consisted of proceeds from the issuance of long-term debt, draws on our line of credit, and proceeds from the issuance of stock options.  Financing cash flows in 2007 consisted of additional proceeds from issuance of long-term debt, partially offset by repayments of debt instruments and repayments on our line of credit.

Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  We have a recent history of operating losses and are in a negative working capital position at December 31, 2007.   These factors raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

Subsequent to December 31, 2007, DollarDays converted all of its outstanding convertible debt and received a cash infusion in connection with the Merger.  Although there can be no assurance, we believe such measures will provide us with enough liquidity to operate our current business and continue as a going concern in the short term.

Item 3.  Properties

Insignia, through its wholly-owned subsidiary DollarDays, leases approximately 5,500 square feet in Scottsdale, Arizona, which houses the corporate headquarters and all business functions.  The lease term expires October 31, 2012.  Rent payable in 2009 is $126,071, with incremental increases.  Insignia believes this facility is adequate to meet its current operating needs.

In March 2006, Insignia relocated its headquarters and principal management facility to Campbell, California. In connection with the sale of substantially all of Insignia’s assets in April 2007, Smith Micro assumed Insignia’s lease obligations in Campbell, California, Stockholm, Sweden and Seoul, South Korea, and contracted to allow Insignia to occupy an office in the Campbell facility.  The Company no longer utilizes the Campbell facility.

On April 26, 2006, Insignia entered into a sub-lease agreement for its UK office in High Wycombe, United Kingdom with Norwest Holt Limited.  The original lease was signed on April 12, 1998 for a term of 15 years at an annual rent of 105,000 British Pounds, subject to periodic price adjustments.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company's Ordinary Shares, as of March 17, 2009 for:

•	each person or entity who the Company knows beneficially owns more than 5% of the Company's Shares;

•	each of the Company's Directors;

•	each of the Company's Executive Officers; and

•	all of the Company's Executive Officers and Directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to any securities. In the table below, the number of shares listed for each person or entity includes shares underlying options held by the person or entity, but excludes shares underlying options held by any other person or entity. In addition, in the table below, each person's or entity's options that are exercisable within 60 days of the date hereof is disclosed. Percentage of beneficial ownership is based on 101,227,045 ordinary shares issued as of March 17, 2009.

To the Company's knowledge, except as indicated by footnotes and subject to applicable community property laws in the United States, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person's name. Unless otherwise indicated, the address of the Company's officers and directors is c/o: Insignia Solutions PLC, 7575 E. Redfield Road, Suite 201, Scottsdale, AZ 85260, USA.

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Shares
5% Stockholder
Anasazi L.P. III (1)	5,756,458	5.7%
Amorin Holdings	9,662,952	9.5%
DD-B Holdings (2)	5,148,233	5.1%
Peter Engel, President, Chief Executive Officer, Director	1,101,567	1.1%
Christopher Baker, Director (3)	36,188,554	35.6%
Filipe Sobral, Director	0	0%
Vince Pino, Director (4)	520,165	0.5%
Larry Schafran, Director	0	0%

All Directors and Executive Officers as a group (5 persons)		37.3%

(1) includes 166,999 options currently exercisable or exercisable within 60 days

(2) includes 145,196 options currently exercisable or exercisable within 60 days

(3) includes: (1) 892,881 options currently exercisable or exercisable within 60 days, (2) 385,528 shares held by Anasazi L.P., to which Mr. Baker is the managing member of Anasazi L.P. and has the sole power to vote and dispose of such shares; (3) 2,478,819 shares held by Anasazi L.P. II, to which Mr. Baker is the managing member of Anasazi L.P. II and has the sole power to vote and dispose of such shares; (4) 5,756,458 shares of Anasazi L.P. III, to which Mr. Baker is the managing member of Anasazi L.P. III and has the sole power to vote and dispose of such shares; (5) 681,140 shares of C.P. Baker & Company Ltd., to which Mr. Baker is the managing member and holds a 99% voting interests in all of the issued and outstanding interests of C.P. Baker & Company Ltd.; and (6) 5,148,233 shares of DD-B Holdings, to which Mr. Baker is the managing member of DD-B Holdings and has the sole power to vote and dispose of such shares.

(4) includes 101,626 options currently exercisable or exercisable within 60 days

Item 5.  Directors and Executive Officers

As of January 31, 2009, the executive officers and directors of Insignia were as follows:

Name	Age	Positions and Offices with Insignia
Peter Engel	73	Chief Executive Officer, Chairman of the Board
Vincent Pino	60	Director
Larry Schafran	70	Director
Christopher Baker	56	Director
Filipe Sobral	33	Director

Peter Engel, President, Chief Executive Officer and Chairman of the Board of Directors.  On June 23, 2008, pursuant to the transactions contemplated by the Merger Agreement and concurrent with the completion of the Merger, Peter Engel was appointed Chief Executive Officer and Chairman of the Board of Directors of Insignia.  Mr. Engel, 73, has served as the Chairman and Chief Executive Officer of DollarDays since February 2007. From 2003 through 2006, Mr. Engel was President of Affinity Publishing, a book packaging company.  From 1998 to 2000 he was the president of the audio book division of NewStar Media, Inc. (formerly a Nasdaq company).  From 1992 to 1998 he was the president and CEO of Affinity Communications Corp., a West Coast publishing and book concept developer whose books were published by many major publishers, including Crown, Harper Collins, Little Brown, McGraw Hill, Penguin, Pocket, Putnam, Random House, Regnery, St. Martins Press, Simon & Schuster and Viking. In 1980, Mr. Engel founded and became the president and CEO of The American Consulting Corporation (“ACC”), a marketing services firm. ACC’s clients included Campbell Soup, Carter-Wallace, Coors, Citicorp, Clorox, Dunkin’ Donuts, Frito-Lay, Gillette, Johnson and Johnson, Kraft, Mattel, Nestle, Nike, Ocean Spray, PepsiCo, Quaker, and Seagram as well as over forty other companies. Mr. Engel took ACC public in 1987 and sold it in 1988. From 1971 to 1980, Mr. Engel was a Group Vice President at Colgate Palmolive.  Mr. Engel is a former Associate Professor at the University of Southern California entrepreneurial program. Under his own name, he is the author of three novels, five business books and several gift books. In addition, he has ghost-written a number of books on alternative health and other issues. He holds a Bachelors of Commerce from McGill University in Montreal, and has completed the course work, but not the dissertation, for a PhD in history at New York’s Columbia University.

Vincent S. Pino, Director. Mr. Pino was appointed a director of Insignia in October 1998. In 2003 he co-founded Center Pointe Sleep Associates, LLC, a privately held developer and operator of independent diagnostic sleep labs, and currently serves as its Chairman.  From February 1998 until his retirement in November 2000, he served as President of Alliance Imaging, a provider of diagnostic imaging and therapeutic services. Mr. Pino began his association with Alliance in 1988 as Chief Financial Officer. From 1991 through 1993, Mr. Pino held the position of Executive Vice President and Chief Financial Officer. Mr. Pino received an MBA and a B.S. degree in finance from the University of Southern California in 1972 and 1970, respectively.

Lawrence Schafran, Director.  Mr. Schafran was appointed Director in July 2008.  Mr. Schafran has extensive experience in the financial markets, complex litigation and corporate governance, and is a member of the Board of Directors of several other publicly-traded companies. Since July 2003, Mr. Schafran has served as a Managing Director of Providence Capital, Inc., a private New York City based investment firm, specializing in small-cap mining and oil/gas exploration firms. From 1999 through 2002, Mr. Schafran served as Trustee, Chairman/Interim-CEO/President and Co- Liquidating Trustee of the Special Liquidating Trust of Banyan Strategic Realty Trust. He also currently serves in the following roles: Director, Audit Committee Chairman and a member of the Compensation Committee of SulphCo, Inc. (ASE: SUF), New Frontier Energy, Inc. (OBB: NFEI.OB), RemoteMDx, Inc. (OBB: REDX.OB), Tarragon Corporation (PNK: TARRQ.PK), Nat'l Patent Development Corp. (OBB: NPDV.OB)) and Taurex Resources, plc (AIM: CDL.LN); Director and Audit Committee member of Electro-Energy Inc. (NASDAQ: EEEI).  Mr. Schafran received a Bachelor of Arts in Finance and a Masters in Business Administration from the University of Wisconsin.

Christopher Baker, Director.  Mr. Baker served as Chairman of DollarDays from October 2001 to March 2007 and was appointed to the Board of Directors of Insignia in June, 2008.  From 2003 through the present date, Mr. Baker has served as managing partner of C.P. Baker & Company.  Mr. Baker founded C.P. Baker & Company in 1990 after working as a derivatives sales trader for companies such as Donaldson, Lufkin and Jenrette and Goldman Sachs. At C.P. Baker & Company, Chris Baker started, built and invested in companies spanning a wide range of industries, including nutrition, wholesale e-commerce, retail, marketing, education, consumer health and entertainment.  Chris Baker is an employee and registered representative of C.P. Baker Securities, Inc., a registered broker-dealer and FINRA member. Mr. Baker received a Bachelor of Arts from Tufts University in 1974 and received his Masters in Business from Harvard Business School in 1978.

Filipe Sobral, Director.  Mr. Sobral was appointed Director of Insignia in June 2008 and currently serves as Controller and US Investments Manger for Amorin Holding II SGPS, SA, a Portugal based investment firm. From 2001 to 2007, Mr. Sobral held several positions with Valeo, SA, one of Europe’s largest automotive suppliers, including CFO positions at manufacturing facilities in Brazil and Portugal.  Prior to Valeo, Mr. Sobral served as CFO of a privately held construction company in Portugal.  He holds a BA in Economics and Business Administration from Universidade do Porto and an MBA from Salvador da Bahia.

Significant Employees of DollarDays

Marc Joseph, President and Chief Operating Officer.  Marc Joseph has been President of DollarDays since inception in 1999.  From 1997 to 2002, Mr. Joseph founded and built Rebs Corporation into an 11 store chain of hair salons, which he ultimately sold.  Prior to Rebs Corporation, Mr. Joseph held several progressive executive positions in retailing and discount merchandising.  He holds a degree in Business Administration from Miami University.

Michael Moore, Chief Financial Officer.  Mr. Moore joined DollarDays in March 2007 as Controller and was promoted to Chief Financial Officer in late 2007.   From 1999 to 2007, he was employed by the Safeway Corporation, holding several positions in finance and operations, most recently as Controller of Safeway’s Arizona ice cream facility.  Prior to joining Safeway, Mr. Moore served as CFO of Vita Bran, a privately held pet food manufacturer.  Mr. Moore holds a Bachelor of Science degree in Business with an emphasis in Accounting granted in 1983 from the University of the Pacific.

Item 6.  Executive Compensation.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter Engel, Chairman and CEO – DollarDays	2007	83,333	50,000	0	0	0	0	0	133,333
Marc Joseph, President and COO – DollarDays	2007 2006	115,000 110,000	50,000 0	0 0	0 0	0 0	0 0	0 0	165,000 110,000
Michael Moore, CFO – DollarDays	2007	100,000	10,000	0	0	0	0	0	110,000
Mark E. McMillan, CEO and President – Insignia	2007 2006	333,203 230,000	512,227 29,750	0	26,334 1,572	0	0	164 1,492	871,928 332,652
George Monk, CFO – Insignia	2007 2006	240,000 124,615	469,227 0	0 0	16,576	0 0	0 0	2,587 47,625	728,390 172,240
John Davis CFO - Insignia	2006	82,750	0	0	0	0	0	0	82,750
Priyen Doshi, VP of Marketing - Insignia	2006	28,750	0	0	0	0	0	0	28,750

Insignia Solutions plc does not have any employment contracts or other agreements with its executive officers or directors. However, Insignia pays certain fees to its non-employee Directors.

The Company currently pays its non-employee directors the following compensation:

•	Base Annual Board Service Fee: Each director is paid $20,000 annually.

•	Excess In-Person Board Meeting Fee: Each director is paid $1,000 for in-person attendance at each in-person Board and $500 for telephonic meetings or telephonic attendance at in-person board meetings.

•	Base Audit Committee Service Fee: Each member of the Audit Committees receives $5,000 annually.

•	Committee Annual Fee: Each member of the Nominating and Compensation Committees is paid $5,000 annually.

•
Excess Committee In-Person Meeting Fee: Each committee member is paid $0 for in-person attendance at each in-person committee meeting and each committee member is paid $0 for telephonic meetings or telephonic attendance at in-person Board meetings.

•	Expenses: Each director receives expense reimbursement for reasonable travel for in-person board and committee meeting attendance.

•
Options:  Each director receives 800,000 shares of restricted stock for serving on the Board, vesting as follows: 20% immediately, and 20% per the second anniversary, 30% the third anniversary and 30% the fourth anniversary of the date of grant, provided certain trading conditions are met.

Item 7.  Certain Relationships and Related Transactions, and Director Independence

             None

Item 8.  Legal Proceedings

We have no material proceedings pending nor are we aware of any pending investigation or threatened litigation by any third party.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholders Matters

Price Range of Ordinary Shares

Our American Depositary Shares (“ADSs”), each representing one ordinary share of 1 pence nominal value, have been traded under the symbol “INSGY” from Insignia’s initial public offering in November 1995 to December 24, 2000.  Since December 24, 2000, Insignia’s ADSs traded under the symbol “INSG”.  Our stock traded on the NASDAQ National Market from November 1995 to January 2003, and then on the NASDAQ SmallCap Market until April 24, 2006. Our trading symbol changed to “INSGY” on April 25, 2006. Quotations for our stock currently appear in the National Daily Quotations Journal, often referred to as the “pink sheets”, where subscribing dealers can submit bid and ask prices on a daily basis. The following table sets forth, for the periods indicated, the high and low sales prices for our ADSs as reported by the NASDAQ National Market or NASDAQ SmallCap Market, or on the “pink sheets”, as applicable:

	2008 Quarters Ended
	Dec 31	Sept 30	June 30	Mar 31
Quarterly per share stock price:
High	$0.04	$0.04	$0.05	$0.07
Low	$0.02	$0.02	$0.02	$0.05

	2007 Quarters Ended
	Dec 31	Sept 30	June 30	Mar 31
Quarterly per share stock price:
High	$0.08	$0.08	$0.09	$0.13
Low	$0.06	$0.06	$0.06	$0.05

	2006 Quarters Ended
	Dec 30	Sept 30	June 30	Mar 31
Quarterly per share stock price:
High	$0.16	$0.23	$0.37	$0.51
Low	$0.08	$0.10	$0.08	$0.27

As of December 31, 2008, our transfer agents reported there were approximately 226 holders of record of our ordinary shares and ADSs.  In addition we believe a substantial number of holders of ADSs are held in nominee or street name by these brokers.

Dividends

We have not declared or paid any cash dividends on our ordinary shares, and our present policy is to retain earnings for use in our business. Any payment of dividends would be subject, under English law, to the Companies Act 1985, and to our Memorandum and Articles of Association, and may only be paid from our retained earnings, determined on a pre-consolidated basis. As of December 31, 2006, the Company had an accumulated deficit of approximately $89.9 million. As of December 31, 2007, Insignia Solutions had an accumulated deficit of approximately $81.0 million, and accordingly, does not expect to have funds legally available to pay dividends on our ordinary shares for the foreseeable future.

Stock Option Plans

We have a 1995 Incentive Stock Option Plan for U.S. employees (the “1995 Plan”), which provide for the issuance of stock options to employees and outside consultants of Insignia to purchase ordinary shares. As of the date of this report, no shares are available for issuance under the 1995 Plan.  Stock options are generally granted at prices of not less than 100% of the fair market value of the ordinary shares on the date of grant. Options granted under our option plans generally vest over a four year period. Options are exercisable until the tenth anniversary of the date of grant unless they lapse before that date.

Pursuant to the terms of the Merger Agreement, Insignia will issue options to purchase 7,360,533 ADSs in replacement of outstanding DollarDays options.  Insignia intends to propose to stockholders, for their approval and adoption, a new 2009 Long-Term Incentive Stock Option Plan at its next Annual General Meeting so that Insignia can fulfill its obligations to issue the 7,360,533 options pursuant to the Merger Agreement, as well as have a sufficient number of additional options available for future issuances.

Item 10.  Recent Sales of Unregistered Securities

Reference is made to Item 3.02 for a description of the Merger Agreement, entered into on June 23, 2008.

Item 11.  Description of Registrant’s Securities

As of June 23, 2008, our authorized capital stock consisted of 110,000,000 ordinary shares, 1p per share and 3,000,000 preferred shares, 20p per share.  As of March 17, 2009, we had issued 101,227,045 ordinary shares.  As of March 17, 2009, there were no Preferred Shares in issuance.

Ordinary Shares

Voting.  At any general meeting each resolution is to be decided by a poll.  On each such poll every member present in person or by proxy or (being a corporation) by a duly authorized representative has one vote for each share of which he is the holder. A member of the Company shall not be entitled, in respect of any share held by him, her or it to vote (either personally or by proxy) at any general meeting of the Company unless all amounts payable by him in respect of that share in the Company have been paid.

Dividends. Subject to the provisions of the UK Companies Acts and to any special rights attaching to any shares, the Company may by ordinary resolution declare dividends, but no such dividends shall exceed the amount recommended by the Board.  All dividends shall be apportioned and paid in proportion to the amounts paid up or credited as paid up (otherwise than in advance of calls) on the shares during any portion or portions of the period in respect of which the dividend is paid. Interim dividends may be paid provided that they appear to the Board to be justified by the profits available for distribution and the financial position of the Company.  No dividends in respect of a share shall bear interest. The Board may, with the prior authority of an ordinary resolution of the Company, offer the holders of ordinary shares the right to elect to receive ordinary shares credited as fully paid instead of cash in respect of all or part of any dividend. Any dividend unclaimed after a period of 12 years from the date on which the dividend became due for payment shall be forfeited and shall revert to the Company.

Return of capital.  On a winding-up of the Company, the surplus of assets available for distribution shall be applied first in repaying to the members the amounts paid up on the shares held by them respectively, with the balance being divided among the members in proportion to the number of shares held by them respectively. Alternatively, with the sanction of a special resolution of the Company, the surplus assets may be divided amongst the members in specie in such manner as shall be determined by the liquidator.

Preferred Shares

There are currently no preferred shares in issue.

Voting.  Every preferred shareholder shall be entitled to have such number of votes per preferred share as the directors may designate upon the first issuance of the preferred shares.

Dividends.  Upon the first issuance of the preferred shares, the Board may designate that the preferred stockholders be entitled to a fixed cash cumulative dividend with respect to each preferred share held at such a rate per annum on the paid up amount.  Such fixed preferred dividend will accrue daily, including the imputed tax credit, and payable on such date or dates as the Board may designate.

Return of Capital on Liquidation.  On a return of capital on liquidation after payment of the Company’s liabilities, the preferred shareholders shall be paid prior to the ordinary shareholders the paid up amount on each preferred share and any arrears, deficiency or accruals of dividends.

Item 12.  Indemnification of Directors and Officers

The current articles provide that the directors of the Company and the Company's secretary (and certain other related parties) shall be indemnified and secured harmless out of the assets of the Company from and against any liability incurred by them in relation to any affairs of the Company, to the extent permitted by the UK Companies Acts.

There is a general prohibition in the UK Companies Acts on a company exempting a director from, or indemnifying a director against, any liability in connection with any negligence, default, breach of trust or breach of trust by him in relation to the Company.  However, as an exemption to this general rule, an indemnity against liability incurred by a director to a person (other than the relevant company or an associated company (broadly, a member of the same corporate group)) is permitted, except against any liability:

•	of the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority as a penalty; or
•
incurred by the director in defending (a) criminal proceedings in which he is convicted or (b) civil proceedings brought by the Company, or an associated company, in which judgment is given against him or (c) the costs of unsuccessful applications by the director for relief.

The Company is permitted by the articles to purchase and maintain insurance for any director or other officer of the Company against any liability attaching to them in connection with any negligence, default, breach of duty or breach of trust by them in relation to the Company.

Item 13.  Financial Statements and Supplementary Data

See Item 9.01 of this Form 8-K for the financial statements required hereunder.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

See Item 4.01 of this Form 8-K for a description relating to a change in accountants by Insignia.

Item 15.  Financial Statements and Exhibits.

See Item 9.01 of this Form 8-K for the financial statements required hereunder.

Item 3.02            Unregistered Sale of Equity Securities

On June 23, 2008, Insignia entered into an Agreement and Plan of Merger with DollarDays International, Inc.  Pursuant to the Merger, Insignia acquired, through a merger of Jeode with and into DollarDays, all of the issued and outstanding DollarDays Capital Stock.  In exchange for all of the DollarDays Capital Stock, Insignia was required to: (1) issue 73,333,333 ADSs, as evidenced by Insignia ADRs, to DollarDays’ Stockholders, with each ADS representing one ordinary share of Insignia, (2) issue a warrant to purchase 8,551,450 ADSs at an exercise price of $0.01 per ADS to Peter Engel, the chief executive officer of DollarDays, (3) issue a warrant to purchase 3,603,876 ADSs at an exercise price of $0.13 per ADS to a financial advisor to DollarDays, and (4) issue options to purchase 7,360,533 ADSs, in replacement of outstanding DollarDays options.  In addition, pursuant to the terms of the private financing transaction conducted by DollarDays to raise $1 million, and the Merger Agreement, Insignia agreed to issue 7,682,926 ADSs at a price of $0.13 to Amorim.  Reference is made to Item 2.01 for a full description of the Merger.  Additionally, the Company is required to issue warrants to purchase 570,962 ADRs at an exercise price of $0.12 per ADR to an investment bank for merger related services, which it intends to do immediately at such time as it has sufficient authorized share capital to reserve ordinary shares issuable upon conversion of such warrants.

All securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as a transaction not involving a public offering.

Item 4.01.           Changes in Registrant’s Certifying Accountant

Effective September 12, 2008, we dismissed Burr, Pilger & Mayer LLP (“BPM”) as our independent registered public accounting firm and appointed Malone & Bailey, P.C. (“Malone & Bailey”) as our new independent registered public accounting firm for the fiscal year ended December 31, 2007. Our Board approved the dismissal of BPM and the appointment of Malone & Bailey as the Company’s new independent registered public accounting firm.

BPM has not performed any audit related services regarding the Company’s financial statements since June 1, 2007, relating to the consolidated financial statements for fiscal year ended December 31, 2006. BPM’s reports on the consolidated financial statements of the Company for the fiscal years ended December 31, 2006 and 2005 expressed an unqualified opinion and included an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2006 and 2005 and through June 1, 2007, there were no disagreements with BPM (as defined in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to BPM’s satisfaction, would have caused BPM to make reference thereto in their reports on the Company’s financial statements for such years ended.

During the fiscal year ended December 31, 2006, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) except for the following material weaknesses: In the course of the audit of the Company’s consolidated financial statements for the year ended December 31, 2006, BPM identified and reported the following material weaknesses in the Company’s internal control over financial reporting: “The Company failed to maintain effective controls over the financial reporting process because they lacked a sufficient complement of accounting personnel with both the technical knowledge of accounting principles generally accepted in the United States (“GAAP”) and the financial reporting expertise requirements necessary to record, process and report financial data consistent with the assertions of management in the financial statements, on a timely basis. The complexities of certain transactions and the GAAP rules covering such transactions that the Company entered into in the area of equity led to material audit adjustments. In addition, there were material audit adjustments as a result of our audit work on accrued liabilities, revenue and the consolidation process.”

During the fiscal year ended December 31, 2005, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) except for the following material weaknesses: In the course of the audit of the Company’s consolidated financial statements for the year ended December 31, 2005, BPM identified and reported the following material weaknesses in the Company’s internal control over financial reporting: “The Company failed to maintain effective controls over the financial reporting process because they lacked a sufficient complement of accounting personnel with both the technical knowledge of accounting principles generally accepted in the United States (“GAAP”) and the financial reporting expertise requirements necessary to record, process, and report financial data consistent with the assertions of management in the financial statements, on a timely basis. A combination of employee turnover at the controller and chief financial officer level and the acquisition of an additional company in a foreign country led to additional workload with less accounting staff. In addition, the complexities of the transactions and the GAAP rules covering such transactions that the Company entered into during the period in the areas of equity and business combinations led to material audit adjustments. Lack of effective controls over the financial reporting process was noted resulting in material adjustments to the financial statements being made during the audit fieldwork process. During the audit for the six-month period ended June 30, 2005, four areas of significance were noted related to the Company’s failure to complete, on a timely basis, a proper analysis of, accounting for, and management review of (a) certain complex equity transactions, (b) the acquisition of Mi4e, and (c) activity related to Mi4e subsequent to the close of the acquisition.”

During the fiscal year ended December 31, 2007 and through September 12, 2008, neither the Company nor anyone on behalf of the Company has consulted with Malone & Bailey regarding either:

1.
The application of accounting principles to specified transactions, either completed or proposed or the type of audit opinion that might be rendered on the Company’s financial statements, and neither was a written report provided to the Company nor was oral advice provided that Malone & Bailey concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or

2.	Any matter that was either the subject of a disagreement or a reportable event, as each term is defined in Items 304(a)(1)(iv) or (v) of Regulation S-K, respectively.

Item 5.01            Changes in Control of Registrant

On the closing date of the Merger, Insignia consummated the transactions contemplated by the Merger Agreement, pursuant to which Insignia acquired all of the issued and outstanding shares of DollarDays in exchange for the issuance of ordinary shares (or ADSs representing ordinary shares) of Insignia to the DollarDays Stockholders and Amorim.  As previously disclosed under Item 2.01, Insignia did not have enough authorized capital to issue all of the consideration due to the DollarDays Stockholders and Amorim.  As of the date of this Current Report on 8-K, the DollarDays Stockholders and Amorim represent approximately 49.7% of the issued and outstanding ordinary shares of Insignia.  Upon the intended increase in the authorized capital of Insignia, the remaining consideration due to the DollarDays Stockholders and Amorim, respectively, will represent approximately 62.9% of the issued and outstanding ordinary shares of Insignia.

The issuance of the ordinary shares (or ADS representing ordinary shares) was exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), pursuant to Section 4(2) of, and Regulation D promulgated under, the Securities Act.  Following the Merger, DollarDays became a wholly-owned subsidiary of Insignia and, except for Vincent Pino, designees of DollarDays became the sole officers and directors of Insignia.  Reference is made to Item 2.01 of this Form 8-K for a more extensive description of these transactions.

Other than the transactions and agreements disclosed in this Form 8-K, Insignia knows of no arrangements which may result in a change in control of Insignia.

No officer, director, promoter, or affiliate of Insignia has, or proposes to have, any direct or indirect material interest in any asset proposed to be acquired by Insignia through security holders, contracts, options or otherwise.

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Changes to the Board of Directors

In connection with the transactions contemplated by the Merger Agreement, there was a change in Insignia’s Board of Directors and in management.  Prior to the consummation of the transaction, Insignia’s Board of Directors consisted of Viscount Nicholas Bearsted, Mark McMillan and Vincent Pino.  Effective at the closing of the Merger Agreement, Viscount Nicholas Bearsted and Mark McMillan resigned from our Board of Directors.  Simultaneously at the closing, the Board of Directors appointed Peter Engel, Christopher Baker and Filipe Sobral to serve on the Board of Directors and Peter Engel was appointed Chief Executive Officer of Insignia.

Subsequent to, and in connection with, the Merger, George Monk resigned from his position as Chief Financial Officer and the Board of Directors appointed Larry Schafran as a director of Insignia.

Appointment of New Officers and Directors

Peter Engel, President, Chief Executive Officer and Chairman of the Board of Directors.  On June 23, 2008, pursuant to the transactions contemplated by the Merger Agreement and concurrent with the completion of the Merger, Peter Engel was appointed Chief Executive Officer and Chairman of the Board of Directors of Insignia.  Mr. Engel, 73, has served as the Chairman and Chief Executive Officer of DollarDays since February 2007. Mr. Engel also serves as Chairman and Chief Executive Officer of Affinity Media International Corporation, a position held from 2005 to present. Mr. Engel has been involved in the publishing industry since his first book, The Overachievers, was published by St. Martins Press in 1976. From 2003 through 2005, Mr. Engel was President of Affinity Publishing, a book packaging company.  Since 1998, Mr. Engel has concentrated on building entrepreneurial enterprises, some of them in the publishing arena. From 1998 to 2000 he was the president of the audio book division of NewStar Media, Inc. (formerly a Nasdaq company). From 1992 to 1998 he was the president and CEO of Affinity Communications Corp., a West Coast publishing and book concept developer whose books were published by many major publishers, including Crown, Harper Collins, Little Brown, McGraw Hill, Penguin, Pocket, Putnam, Random House, Regnery, St. Martins Press, Simon & Schuster and Viking. In 1980, Mr. Engel founded and became the president and CEO of The American Consulting Corporation (“ACC”), a marketing services firm. ACC’s clients included Campbell Soup, Carter-Wallace, Coors, Citicorp, Clorox, Dunkin’ Donuts, Frito-Lay, Gillette, Johnson and Johnson, Kraft, Mattel, Nestle, Nike, Ocean Spray, PepsiCo, Quaker, and Seagram as well as over forty other companies. Mr. Engel took ACC public in 1987 and sold it in 1988. Mr. Engel is a former Associate Professor at the University of Southern California entrepreneurial program. Under his own name, he is the author of three novels, five business books and several gift books. In addition, he has ghost-written a number of books on alternative health and other issues. He holds a Bachelors of Commerce from McGill University in Montreal, and has completed the course work, but not the dissertation, for a PhD in history at New York’s Columbia University.

Lawrence Schafran, Director.  Mr. Schafran was appointed Director in July 2008.  Mr. Schafran, age 70, has extensive experience in the financial markets, complex litigation and corporate governance, and is a member of the Board of Directors of several other publicly-traded companies. Since July 2003, Mr. Schafran has served as a Managing Director of Providence Capital, Inc., a private New York City based investment firm, specializing in small-cap mining and oil/gas exploration firms. From 1999 through 2002, Mr. Schafran served as Trustee, Chairman/Interim-CEO/President and Co- Liquidating Trustee of the Special Liquidating Trust of Banyan Strategic Realty Trust. He also currently serves in the following roles: Director, Audit Committee Chairman and a member of the Compensation Committee of SulphCo, Inc. (ASE: SUF), New Frontier Energy, Inc. (OBB: NFEI.OB), RemoteMDx, Inc. (OBB: REDX.OB), Tarragon Corporation (PNK: TARRQ.PK), Nat'l Patent Development Corp. (OBB: NPDV.OB)) and Taurex Resources, plc (AIM: CDL.LN); Director and Audit Committee member of Electro-Energy Inc. (NASDAQ: EEEI).  Mr. Schafran received a Bachelor of Arts in Finance and a Masters in Business Administration from the University of Wisconsin.

Christopher Baker, Director.  Mr. Baker served as Chairman of DollarDays from October 2001 to March 2007 and was appointed to the Board of Directors of Insignia in June, 2008.  From 2003 through the present date, Mr. Baker has served as managing partner of C.P. Baker & Company.  Mr. Baker founded C.P. Baker & Company in 1990 after working as a derivatives sales trader for companies such as Donaldson, Lufkin and Jenrette and Goldman Sachs. At C.P. Baker & Company, Chris Baker started, built and invested in companies spanning a wide range of industries, including nutrition, wholesale e-commerce, retail, marketing, education, consumer health and entertainment.  Chris Baker is an employee and registered representative of C.P. Baker Securities, Inc., a registered broker-dealer and FINRA member. Mr. Baker received a Bachelor of Arts from Tufts University in 1974 and received his Masters in Business from Harvard Business School in 1978.

Filipe Sobral, Director.  Mr. Sobral was appointed Director of Insignia in June 2008 and currently serves as Controller and US Investments Manger for Amorin Holding II SGPS, SA, a Portugal based investment firm. From 2001 to 2007, Mr. Sobral held several positions with Valeo, SA, one of Europe’s largest automotive suppliers, including CFO positions at manufacturing facilities in Brazil and Portugal.  Prior to Valeo, Mr. Sobral served as CFO of a privately held construction company in Portugal.  He holds a BA in Economics and Business Administration from Universidade do Porto and an MBA from Salvador da Bahia.

Item 5.06            Change in Shell Company Status

As a result of the completion of the Merger effectuated pursuant to the Merger Agreement, Insignia is no longer a shell company.  Reference is made to Item 2.01 for a more complete description of the transaction and the business of the Company subsequent to the closing of the Merger.

Item 9.01            Financial Statements and Exhibits

(a)	Financial statements of the business acquired.

The audited financial statements of DollarDays, Inc. as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006 and the unaudited financial statement as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 and related footnotes are attached hereto as Exhibit 99.1 and Exhibit 99.2 respectively and are incorporated herein by reference.

(b)	Pro forma financial information.

Unaudited pro forma combined balance sheet as of March 31, 2008 and notes to the unaudited pro forma combined financial statements are attached hereto as Exhibit 99.3 and are incorporated herein by reference. The unaudited pro forma combined balance sheet gives effect to the acquisition as if it had occurred on March 31, 2008. This information is not necessarily indicative of the results that actually would have been attained if the acquisition had occurred on the date specified nor is it intended to project the Company’s financial position for any future date. Such information should be read in conjunction with the historical financial statements of the Company.

(c)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger By and Among Insignia Solutions plc, Jeode Inc. and DollarDays International, Inc.
3.1	Certificate of Incorporation of DollarDays International, Inc.
3.2	Bylaws of DollarDays International, Inc.
10.1	Lease for Office Space at 7575 E. Redfield Road, Scottsdale Arizona, 85260
10.2	Line of Credit with Wells Fargo Bank
23.1	Consent of Malone & Bailey, P.C.
99.1	Audited financial statements of DollarDays, Inc. as of and for the years ended December 31, 2007 and 2006
99.2	Unaudited Financial Statements as of March 31, 2008 and for the three months ended March 31, 2008 and 2007
99.3	Unaudited pro forma condensed combined balance sheet as of March 31,

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.  These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 19, 2009	INSIGNIA SOLUTIONS PLC

/s/ Peter Engel
Peter Engel
President and Chief Executive Officer

DollarDays International, LLC

Financial Statements

For the Years Ended

December 31, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
DollarDays International, LLC
Scottsdale, Arizona

We have audited the accompanying balance sheets of DollarDays International, LLC, (the “Company”) as of December 31, 2007 and 2006 and the related statements of operations, changes in members’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital and suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas
November 20, 2008

The accompanying notes are an integral part of these financial statements.

The accompanying notes are an integral part of these financial statements.

The accompanying notes are an integral part of these financial statements.

The accompanying notes are an integral part of these financial statements.

Note 1:  Organization

DollarDays International, LLC (“DollarDays” or the “Company”) was organized in 2001 as a limited liability company under the laws of the State of Arizona.  DollarDays, through its website, www.DollarDays.com is an Internet based wholesaler of general merchandise to small independent resellers.  Orders are placed by customers through the website where, upon successful payment, the merchandise is shipped directly from the vendors’ warehouses.

On June 23, 2008, DollarDays changed form of ownership from an LLC to a Delaware corporation and then entered into a reverse merger with Insignia Solutions, plc, a publicly traded shell company.  See Note 12.

Note 2:  Going Concern

The accompanying financial statements have been prepared assuming DollarDays will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  DollarDays has a recent history of operating losses and is a negative working capital position at December 31, 2007.   These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

Subsequent to December 31, 2007, DollarDays converted all of its outstanding convertible debt and received a cash infusion in connection with the reverse merger described in Note 12.  Although there can be no assurance, management believes that such measures will provide it with enough liquidity to operate its current business and continue as a going concern in the short term.

Note 3:  Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from the estimates.

Cash and Cash Equivalents

DollarDays considers all highly liquid investments with maturities from date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.

Accounts Receivable

Accounts receivable represent amounts earned but not collected in connection with the DollarDays sales. Trade receivables are carried at their estimated collectible amounts.

DollarDays follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable based on a review of individual accounts outstanding, and prior history of uncollected accounts receivable. At December 31, 2007, no allowance was established as DollarDays expected to collect all amounts due.  The allowance for doubtful accounts at December 31, 2006 was $35,408.  Bad debt expense for the years ended December 31, 2007 and 2006 was $64,437 and $46,750, respectively.

Inventory

For most of DollarDays sales, orders are shipped directly from the DollarDays vendors and DollarDays never takes title to the inventory.  Accordingly, such inventory is not reflected on the financial statements at December 31, 2007.  During 2006, DollarDays maintained some inventory at its Arizona warehouse that was carried at the lower of cost or market using the first-in, first-out (FIFO) method.  All such items were liquidated or disposed of in 2007. DollarDays recorded an aggregate of $92,590 of expense associated with the write-down of inventory during the year ended December 31, 2006 to reflect its change in business model.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the shorter of the assets' useful lives or lease terms. Depreciation and amortization expense was $51,584 and $38,947 for the years ended December 31, 2007 and 2006.

The Company capitalizes website development costs in accordance with the provisions of Emerging Issues Task Force (EITF) 00-02.  Generally, DollarDays capitalizes costs incurred to develop its website applications and infrastructure.  Capitalized website development costs totaled $27,605 and $0 for the years ended December 31, 2007 and 2006.

Long-lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144  "Accounting  for the Impairment or Disposal of  Long-Lived  Assets"  which  requires that  long-lived assets to be held and used be reviewed for impairment whenever events or changes in  circumstances  indicate  that the  carrying  amount  of an asset  may not be recoverable.

DollarDays evaluates its long-lived assets for impairment  whenever changes in circumstances  indicate  that  the  carrying  amount  of the  asset  may  not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset.  If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets.  Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

Convertible Debt

DollarDays issued convertible instruments, which contained embedded conversion features. DollarDays has evaluated the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock,” to its embedded conversion feature within its convertible debt instruments.  DollarDays has determined that the conversion feature did not meet the definition of a liability and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability.

DollarDays evaluated the conversion feature under EITF 98-5 and EITF 00-27 for a beneficial conversion feature at inception.  The effective conversion price was then computed based on the allocation of the proceeds to the convertible debt to determine if a beneficial conversion feature exists.  The effective conversion price was compared to the market price on the date of the original note and was deemed to be less than the market value of DollarDays’s stock at the inception of the note.  A beneficial conversion feature was recognized and gave rise to a debt discount that is amortized over the stated maturity of the convertible debt instrument or the earliest potential conversion date.

Deferred Rent

DollarDays is a lessee under an operating lease with escalating lease payments (see Note 7).  In accordance with the provisions of SFAS No. 13, Accounting for Leases, rent expense is recognized on a straight line basis over the life of lease.  Deferred rent was $698 and $23,114 at December 31, 2007 and 2006, respectively, and is included in other current liabilities in the accompanying balance sheets.

Revenue Recognition

Revenue is recognized when the four criteria for revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) shipment or delivery has occurred; (3) the price is fixed or determinable and (4) collectability is reasonably assured.  Cash payments received in advance of product shipment are deferred as reflected as a deferred revenue liability in the accompanying balance sheet.  Allowances for sales returns and discounts are recorded as a component of net sales in the period the allowances are recognized.

All amounts billed to customers for shipping and handling are included in net revenues in the accompanying statement of operations.  Actual shipping costs incurred are reflected as a component of cost of sales in the accompanying statement of operations.  Total shipping expense included in cost of sales was $792,709 and $1,024,253 for the years ended December 31, 2007 and 2006, respectively.

DollarDays has evaluated the provisions of EITF 99-19, “Reporting Revenue Gross as a Principal or Net as an Agent,” noting that the task force determined that it is a matter of judgment and a preponderance of the evidence as to whether a company satisfies the gross versus net indicators.  As a result of its analysis, DollarDays has determined that it qualifies for “gross” revenue recognition

Advertising

DollarDays advertising activities consist of telemarketing, search engine optimization, Internet based advertising and other advertising activities.  DollarDays expenses advertising costs as incurred.  Advertising expense was $652,824 and $865,083 for the years ended December 31, 2007 and 2006, respectively.

Income Taxes

At December 31, 2007, DollarDays  was organized as a limited liability company (LLC) and isaccordingly, not subject to federal or state income taxes.  All tax attributes are passed through to the individual members and federal and state income taxes, if any, are payable by the individual members.  Therefore, no provision, liability, or benefit for income taxes has been included in these financial statements.

Fair Value of Financial Instruments

DollarDays’ financial instruments include cash and cash equivalents, short-term receivables and payables and short-term debt.  The fair value of the short-term instruments approximates fair value due to the short-term maturities of such instruments.  Fair value for the convertible debt instruments and other short-term debt instruments cannot be reasonably estimated as no market exists for such instruments and competitive market rates for similar instruments cannot be determined with any reasonable assurance.

Stock- Based Compensation

On January 1, 2006, DollarDays adopted the provisions under SFAS 123R and as a result accounts for stock-based compensation issued to employees and non-employees as required by SFAS No. 123(R) “Accounting for Stock Based Compensation”. Under these provisions, the Company records expense based on the fair value of the awards utilizing the Black-Scholes pricing model for options and warrants.  In determining the fair value of such awards, DollarDays utilizes the volatility of a representative sample of peer companies as volatility for its stock cannot be readily determined.  Additionally, due to a lack of a market for DollarDays’  equity, DollarDays estimates its per unit share value by estimating the enterprise value of the organization and dividing that value by the number of potential equity units outstanding.  The enterprise value is estimated to be equal to gross revenues for the most recently completed annual period.

Recently Issued Accounting Pronouncements

In September of 2006, the Financial Accounting Standards Board, (“FASB”) issued SFAS No. 157 “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 establishes a framework for measuring fair value under generally accepted accounting procedures and expands disclosures on fair value measurements. This statement applies under previously established valuation pronouncements and does not require the changing of any fair value measurements, though it may cause some valuation procedures to change. Under SFAS No. 157, fair value is established by the price that would be received to sell the item or the amount to be paid to transfer the liability of the asset as opposed to the price to be paid for the asset or received to transfer the liability. Further, it defines fair value as a market specific valuation as opposed to an entity specific valuation, though the statement does recognize that there may be instances when the low amount of market activity for a particular item or liability may challenge an entity’s ability to establish a market amount. In the instances that the item is restricted, this pronouncement states that the owner of the asset or liability should take into consideration what affects the restriction would have if viewed from the perspective of the buyer or assumer of the liability. This statement is effective for all assets valued in financial statements for fiscal years beginning after November 15, 2007. DollarDays is currently evaluating the impact of SFAS No. 157 to its financial position and result of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value.  SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007 with early adoption allowed.  DollarDays is currently evaluating what impact, if any, that adopting this standard might have on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 141(R) and SFAS No. 160 are products of a joint project between the FASB and the International Accounting Standards Board.  The revised standards continue the movement toward the greater use of fair values in financial reporting. SFAS No. 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. These changes include the expensing of acquisition related costs and restructuring costs when incurred, the recognition of all assets, liabilities and noncontrolling interests at fair value during a step-acquisition, and the recognition of contingent consideration as of the acquisition date if it is more likely than not to be incurred.  SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity.  SFAS No. 141(R) and SFAS No. 160 are effective for both public and private companies for fiscal years beginning on or after December 15, 2008. SFAS No. 141(R) will be applied prospectively. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. Early adoption is prohibited for both standards.  DollarDays is currently evaluating the effects of these pronouncements on its financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” ("SFAS 161").  SFAS 161 modifies existing requirements to include qualitative disclosures regarding the objectives and strategies for using derivatives, fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. The pronouncement also requires the cross-referencing of derivative disclosures within the financial statements and notes thereto. The requirements of SFAS 161 are effective for interim and annual periods beginning after November 15, 2008. DollarDays is currently evaluating the impact of the adoption of SFAS 161 on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. This statement shall be effective 60 days following the Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” DollarDays is currently evaluating the impact that the adoption of SFAS 162 will have on its financial condition, results of operations and disclosures.

Note 4:  Inventory and Property and Equipment

DollarDays’ inventory at December 31, 2006 consisted of finished goods inventory acquired from vendors for resale.  During 2007, DollarDays discontinued warehousing activities and began sourcing sales directly from the respective vendors and as such shows no inventory at December 31, 2007.

The following table sets forth information with respect to property and equipment at December 31, 2007 and 2006:

During the year ended December 31, 2007, the Company wrote off $68,958 of equipment in connection with an office relocation.

Note 5: Notes Payable

Notes payable at December 31, 2007 and 2006, are comprised of the following:

DollarDays has several convertible notes outstanding some of which were issued together with detachable options.  The allocation of a portion of the proceeds to the conversion features and the options gave rise to the recognition of a debt discount on these notes.  DollarDays allocated $1,990,193 of proceeds to the options and beneficial conversion feature based on the guidance set forth in Emerging Issues Task Force (EITF) Nos 98-5 and 00-27.  These debt discounts are recognized on a straight-line basis over the respective life of each of note.  During the year ended December 31, 2007 and 2006, DollarDays recognized an aggregate of $41,781 and $875,500, respectively, of additional interest expense associated with the amortization of debt discount.

During the year ended December 31, 2007, the Company engaged in the following debt-related activities:

•	Repaid two notes payable totaling $300,000

•
Received proceeds of $1,047,504 from the issuance of $551,250 of convertible notes payable to related parties, $246,254 from the issuance of notes payable to related parties and $250,000 from the issuance of another note payable.  All notes bear interest at a rate of 12%.  At December 31, 2007, all such notes were due on demand except for $336,250 which is due on demand after February 28, 2008.  The convertible notes are convertible into an aggregate of 151.26 shares

•	Converted $140,974 of accrued interest into notes payable (interest paid in kind)
•	Recognized an additional $136,452 of interest expense associated with the granting of warrants to purchase common stock to note holders in exchange for an extension of amounts owed

During the year ended December 31, 2006, the Company engaged in the following debt- related activities:

•
Received proceeds of $1,225,000 from the issuance of $475,000 of convertible notes payable to related parties, $250,000 from the issuance of other notes payable to related parties and $500,000 from the issuance of other notes payable.  All notes bear interest at a rate of 12%.  At December 31, 2007, all such notes were due on demand.  The convertible notes are convertible into an aggregate of 130.54 shares

•	Converted $477,973 of accrued interest into notes payable (interest paid in kind)

Most of the Company’s convertible notes and notes payable are due on demand after a specified due date.  Of the $6,276,451 outstanding at December 31, 2007, $5,940,201 was due on demand at December 31, 2007 and the remaining $336,250 was due on demand after February 28, 2008.  At December 31, 2007, no demand notices had been presented by the outstanding note holders.

Subsequent to December 31, 2007, the Company entered into an agreement to convert all unpaid convertible and demand notes and accrued interest into equity units and cash.  See Note 12.

Note 7:  Leases

Operating Leases

DollarDays is a lessee of office space in Scottsdale, Arizona under an operating lease.  Rent expense under these leases totaled $130,085 and $135,199 for the years ended December 31, 2007 and 2006, respectively.

Future minimum annual lease payments under the operating lease agreements are as follows for each of the years ended December 31:

Note 8:  Stock Options

DollarDays  has historically granted stock options to certain vendors and employees as well as in connection with certain financing transactions.   The fair value of stock options was estimated at grant date using the Black-Scholes option pricing model with the following assumptions:

The following sets forth a summary of stock options and warrants:

DollarDays recognizes expense based on the grant date fair value of such awards, and records such expense on a straight-line basis over the requisite service period.  Stock-based compensation was $60,448 and $62,321 for the years ended December 31, 2007 and 2006, respectively, and is included as general and administrative expenses in the accompanying statements of operations for the years then ended. The weighted average grant date fair value of awards granted during the year ended December 31, 2007 and 2006 was $1,161 and $1,413, respectively.  At December 31, 2007, DollarDays has an aggregate of $22,060 of unrecognized stock compensation expense (net of estimated forfeitures) that will be recognized over their respective vesting periods.

Note 9:  Commitments and Contingencies

From time to time, DollarDays is party to certain legal proceedings incidental to the conduct of its business. Management believes that the outcome of pending legal proceedings will not, either individually or in the aggregate, have a material adverse effect on its business, financial position, results of operations, cash flows or liquidity.

Note 10:  Related Party Transactions

During the years ended December 31, 2007 and 2006, DollarDays paid an aggregate of $66,331 and $237,225 to entities controlled by controlling members in exchange for managerial services.

Note 11:  Concentrations of Credit Risk

DollarDays maintains cash balances at banks in Arizona.  Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.   From time to time, bank balances may exceed federally insured limits.

DollarDays revenue consists primarily of sales to numerous small retailers and, accordingly, there are no significant concentrations of revenue or accounts receivable.

DollarDays sources its products from numerous vendors of wholesale merchandise.  DollarDays does not believe that the loss of any vendor would have a significant effect on its business operations.

Note 12:  Subsequent Events
On June 19, 2008 the DollarDays entered into agreements with its creditors to convert an aggregate of $5,710,028 of outstanding debt into 2,468.66 equity units of the Company, representing approximately 75.7% of the Company.  The Company also entered into agreements to convert an aggregate of $1,428,976 of accrued interest and interest-paid-in-kind into warrants to acquire 308.84 equity units of the Company with an exercise price of $0.01. Such warrants expire on June 19, 2010.  The majority of the creditors that converted their debt and interest were related parties, and thus, there was no change of control from these transactions.

On June 23, 2008, the DollarDays entered into a series of transactions to effect a reverse merger with Insignia Solutions PLC (“Insignia”), a publicly traded shell company.  These transactions consisted of the following:

•
DollarDays International, LLC formed a wholly owned Delaware corporation DollarDays International, Inc. (“DDI Inc.”) and contributed all its assets and liabilities in exchange for 100% of the stock of the Corporation

•
DDI Inc. merged with Insignia, whereby Insignia is obligated to issue 73,333,333 American Depository Receipts (“ADRs”), which are common stock equivalents of Insignia for all of the outstanding common stock of DollarDays International, Inc.

•	The combined entity issued an aggregate of 7,682,926 ADRs to a new investor in exchange for cash of $1,000,000.

Under the agreement and plan of merger, Insignia shareholders will maintain approximately 37.1%, DollarDays shareholders obtained 56.7%, and a new investor obtained 6.2% of the combined company stock.  The merger is accounted for as a reverse merger whereby DollarDays is the accounting acquirer resulting in a recapitalization of DollarDays’ equity.

In connection with the reverse merger, the surviving corporation issued the following dilutive securities:

▪	Warrants to purchase approximately 6 million ADRs were issued in exchange for the cancellation of the outstanding options of DDI Inc.
▪	Warrants to purchase approximately 3.6 million ADRs were issued with an exercise price of $0.13 per ADR to an investment bank in exchange for services related to the merger.
▪	Warrants to purchase approximately 8.6 million ADRs at an exercise price of $0.01 per ADR were issued to the Company’s Chairman.

*  *  *  *  *  *

DollarDays International, LLC

Unaudited Financial Statements

For the Three Months Ended
March 31, 2008 and 2007

DollarDays International, LLC
Balance Sheet
(unaudited)

March 31,
2008

Assets

Cash and cash equivalents	$10,744
Accounts receivable, net	48,494
Inventory	-
Prepaid expenses and other current assets	49,130
Total current assets	108,368
Property and equipment, net	136,135
Deposits and other assets	45,199
Total assets	$289,702

Liabilities and Members' Deficit

Accounts payable	$1,199,168
Accrued expenses	42,194
Accrued interest	948,709
Deferred revenue	39,072
Line of credit	16,940
Convertible debt and other notes payable (including $5,637,025 due to related parties)	6,543,951
Other liabilities	1,745
Total current liabilities	8,791,779

Members' deficit	(8,502,077)

Total liabilities and members' deficit	$289,702

The accompanying notes are an integral part of these unaudited financial statements.

DollarDays International, LLC
Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2008	2007

Net revenues	$2,371,169	$2,285,850
Cost of goods sold	1,673,503	1,642,329
Gross profit	697,666	643,521
Operating expenses:
Sales and marketing	492,270	410,531
General and administrative	398,391	597,378
Total operating expenses	890,661	1,007,909

Operating loss	(192,995)	(364,388)
Other income (expense):
Interest expense	(260,762)	(243,372)
Advertising revenue and other	37,304	3,800
Total other income (expense)	(223,458)	(239,572)

Net loss	$(416,453)	$(603,960)

The accompanying notes are an integral part of these unaudited financial statements.

DollarDays International, LLC
Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:

Net loss	$(416,453)	$(603,960)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest paid-in-kind	-	138,756
Depreciation and amortization	8,741	12,846
Amortization of debt discount	12,479	-
Stock-based compensation	8,884	15,946
Stock options issued for interest expense	-	64,096
Changes in assets and liabilities:
Accounts receivable	1,733	(7,485)
Inventory	-	124,630
Prepaid and other current assets	(26,655)	(31,137)
Accounts payable	(31,506)	(248,333)
Accrued expenses	(54,238)	(5,909)
Accrued interest	215,783	882
Deferred revenue	5,813	21,979
Other liabilities	1,047	3,298
Net cash used in operating activities	(274,372)	(514,391)

Cash flows from investing activities:
Purchases of equipment	(17,589)	-
Net cash used in investing activities	(17,589)	-

Cash flows from financing activities:
Proceeds from line of credit	16,940	-
Payments on line of credit	-	(14,267)
Proceeds from issuance of long-term debt	267,500	350,000
Net cash provided by financing activities	284,440	335,733

Change in cash and cash equivalents	(7,521)	(178,658)

Cash and cash equivalents, beginning of period	18,265	202,668

Cash and cash equivalents, end of period	$10,744	$24,010

Supplemental cash flow disclosures:
Cash paid for interest	$32,500	$39,638

The accompanying notes are an integral part of these unaudited financial statements.

Note 1:  Organization

DollarDays International, LLC (“DollarDays” or the “Company”) was organized in 2001 as a limited liability company under the laws of the State of Arizona.  DollarDays, through its website, www.DollarDays.com is an Internet based wholesaler of general merchandise to small independent resellers.  Orders are placed by customers through the website where, upon successful payment, the merchandise is shipped directly from the vendors’ warehouses.

On June 23, 2008, DollarDays changed form of ownership from an LLC to a Delaware corporation and then entered into a reverse merger with Insignia Solutions plc, a publicly traded shell company.  See Note 4.

Certain reclassification have been made to prior period reported amounts to conform to current year presentation.

Note 2:  Going Concern

The accompanying financial statements have been prepared assuming DollarDays will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  DollarDays has a recent history of operating losses and is a negative working capital position at March 31, 2008.   These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

Subsequent to March 31, 2008, DollarDays converted all of its outstanding convertible debt and received a cash infusion in connection with the reverse merger described in Note 4.  Although there can be no assurance, management believes that such measures will provide it with enough liquidity to operate its current business and continue as a going concern in the short term.

Note 3: Notes Payable

Notes payable at March 31, 2008 were comprised of the following:

March 31,
2008

Convertible notes payable to related parties, interest rate at 12%, due on demand convertible at various rates into an aggregate of 1864.88 units	$4,546,250

Convertible notes payable, interest rate at 12%, due on demand, convertible at various rates into an aggregate of 71.24 units	165,000

Notes payable to related parties, interest rate at 12%, due on demand	513,755

Advance from shareholder on unissued shares	200,000

Convertible notes payable, interest rate at 12%, due on demand	500,000

Accrued interest converted to notes payable (paid in kind), interest rate at 12%, due on demand	618,946
$6,543,951

During the three months ended March 31, 2008, the Company engaged in the following debt-related activities:

•	Received proceeds of $67,500 from the issuance of two notes payable to a related party, both of which bear interest at a rate of 12 percent per annum, due on demand
•	Received a $200,000 advance from a shareholder for shares that were subsequently issued in connection with the reverse merger described in Note 4. The interest rate is 10%.

All notes payable were due on demand at or prior to March 31, 2008.

Subsequent to March 31, 2008, the Company entered into an agreement to convert all unpaid convertible and demand notes and accrued interest into equity units.  See Note 4.

Note 4:  Subsequent Events

On June 19, 2008 the Company entered into agreements with its creditors to convert an aggregate of $5,710,028 of outstanding debt into 2,468.66 equity units of the Company, representing approximately 75.7% of the Company.  The Company also entered into agreements to convert an aggregate of $1,428,976 of accrued interest and interest-paid-in-kind into warrants to acquire 308.84 equity units of the Company with an exercise price of $0.01. Such warrants expire on June 19, 2010.  The majority of the creditors that converted their debt and interest were related parties, and thus, there was no change of control from these transactions.

On June 23, 2008, the Company entered into a series of transactions to effect a reverse merger with Insignia Solutions plc (“Insignia”) a publicly traded shell company.  These transactions consist of the following:

•	The Company formed a wholly owned Delaware corporation DollarDays International Inc. (“DDI Inc.”) and contributed all its assets and liabilities in exchange for 100% of the stock of the Corporation
•
DDI Inc. merged with Insignia, whereby Insignia will issue 73,333,333 American Depository Receipts (“ADRs”), which are common stock equivalents of Insignia for all of the outstanding common stock of DollarDays International, Inc.

•
The combined entity will issue an aggregate of 7,682,926 ADRs to a new investor (“Amorin”) in exchange for cash of $1,000,000, which was received as $450,000 in the form of an advance and $550,000 as cash received near the consummation date of the merger.

Under the agreement and plan of merger, Insignia shareholders will maintain approximately 37.1% ownership of the combined company, DollarDays shareholders will own 56.7%  of the combined company, and Amorin obtained 6.2% of the combined company stock in exchange for cash of $1,000,000.  The merger is accounted for as a reverse merger whereby DDI Inc. is the accounting acquirer resulting in a recapitalization of DDI Inc.

In connection with the reverse merger, the surviving corporation will issue the following dilutive securities:
•	Warrants to purchase approximately 7.3 million ADRs in exchange for the cancellation of the outstanding options of the DDI Inc.
•	Warrants to purchase approximately 3.6 million ADRs with an exercise price of $0.13 per ADR to an investment bank in exchange for services related to the merger.
•	Warrants to purchase approximately 8.6 million ADRs at an exercise price of $0.01 per ADR to the Company’s Chairman.
•	Warrants to purchase 570,962 ADRs at an exercise price of $0.12 per ADR to an investment bank for merger related services.

As a result of Insignia not having enough authorized capital to issue all of the consideration due pursuant to the Merger Agreement, as a closing condition to the Merger Agreement, Insignia was required to (1) issue 46,978,375 ADSs to DollarDays’ Stockholders at the time of the closing of the Merger, (2) issue 4,921,791 ADSs to Amorim and (3) take all necessary actions, including obtaining stockholder approval as may be necessary, to authorize and deliver the remaining consideration due under the terms of the Merger Agreement.

As of the date of this Report, Insignia has issued 44,695,981 ADSs to DollarDays Stockholders and 5,596,984 ADSs to Amorim, representing approximately 49.7% of the issued and outstanding ordinary shares of Insignia.   Insignia intends to propose to stockholders, for their approval, to increase the authorized capital of the Company at its next Annual General Meeting so that Insignia can fulfill its obligations to issue the remaining consideration under the terms of the Merger Agreement.  On November 12, 2008, our Board of Directors approved an increase of the authorized capital from 110,000,000 ordinary shares to 300,000,000 ordinary shares, which it expects to submit for stockholder approval.

On February 25, 2009, the Company’s Board of Directors approved the grant of an aggregate of 14,756,360 shares of restricted stock vesting as follows:
•	Twenty percent at the date of grant
•
Twenty percent on the first anniversary of the date of grant conditional upon the achievement of a closing price not less than $0.06 and daily volume of 50,000 shares for 25 days of the 30 day period immediately prior to the anniversary date

•
Thirty percent on the second anniversary of the date of grant conditional upon the achievement of a closing price not less than $0.10 and daily volume of 50,000 shares for 25 days of the 30 day period immediately prior to the anniversary date

•
Thirty percent on the third anniversary of the date of grant conditional upon the achievement of a closing price not less than $0.15 and daily volume of 50,000 shares for 25 days of the 30 day period immediately prior to the anniversary date

As the Company did not have available authorized shares available for the grant of restricted stock, the Company will issue the shares at a future date when shares are available.

*  *  *  *  *  *

The following selected Unaudited Pro Forma condensed combined financial information is based on the historical financial statements of Insignia Solutions plc. (“Insignia”) and DollarDays International, LLC (“DollarDays”) and has been prepared to illustrate the effect of DollarDays’s acquisition of Insignia and treating the merger as a reverse merger whereby DollarDays International, Inc. is the acquirer for accounting purposes. The condensed combined pro forma balance sheet gives effect to the acquisition of Insignia as if it occurred on March 31, 2008.

A proforma statement of operations has not been presented as Insignia operated as a shell company subsequent to selling its operating activities in April 2007.

Since the selected unaudited pro forma combined condensed financial information is based upon Insignia’s financial position during periods when Insignia was not under the control, influence or management of DollarDays, the information presented may not be indicative of the financial position had the transaction been completed at March 31, 2008, nor is it indicative of the future financial position of the combined entity.

Unaudited Pro Forma Combined Condensed Balance Sheet
As of March 31, 2008

	Historical	Historical
	Dollar Days	Insignia	Pro Forma		Combined
	International	Solutions, plc	Entries		Condensed
Assets
Cash and equivalents	$10,744	$5,166,540	$800,000	(a)	$5,043,350
			(933,934)	(c)
Accounts receivable, net	48,494		-		48,494
Prepaid expenses and other current assets	49,130	51,185	(30,987)	(b)	69,328
Total current assets	108,368	5,217,725	(164,921)		5,161,172
Property and equipment, net and other assets	181,334		-		181,334
Total assets	$289,702	$5,217,725	$(164,921)		$5,342,506

Liabilities and Stockholders' equity
Accrued expenses	$42,194	$878,854	$356,752	(b)	$1,277,800
Accrued interest	948,709	-	(948,709)	(c)	-
Convertible debt and other notes payable	6,543,951	-	(6,328,951)	(c)	15,000
			(200,000)	(a)
Liability for shares to be issued	-	-	341,589	(d)	341,589
Other current liabilities	1,256,925	71,552	-		1,328,477
Total current liabilities	8,791,779	950,406	(6,779,319)		2,962,866

Stockholders' equity:	(8,502,077)	4,267,319	1,000,000	(a)	2,100,843
	-	-	(387,739)	(b)	-
	-	-	6,343,726	(c)
	-	-	(341,589)	(d)
Total stockholders' equity	(8,502,077)	4,267,319	6,614,398		2,379,640
Total liabilities and stockholders' equity	$289,702	$5,217,725	$(164,921)		$5,342,506

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

Note 1:  Basis of Presentation

On June 23, 2008, DollarDays International LLC (“DollarDays”) entered into a series of transactions to effect a reverse merger with Insignia Solutions plc (“Insignia”) a publicly traded shell company.  These transactions consisted of the following:

•	DollarDays formed a wholly owned Delaware corporation DollarDays International, Inc. (“DDI Inc.”) and contributed all its assets and liabilities in exchange for 100% of the stock of the Corporation

•
DDI Inc. merged with Insignia, whereby Insignia will issue 73,333,333 American Depository Receipts (“ADRs”), which are common stock equivalents of Insignia for all of the outstanding common stock of DDI Inc.

•	The combined entity will issue an aggregate of 7,682,926 ADRs to a new investor in exchange for cash of $1,000,000.

Under the agreement and plan of merger, Insignia shareholders maintained approximately 37.1% ownership of the combined company, DDI Inc. shareholders obtained 56.7%, and a new investor obtained 6.2% of the combined company stock.  The merger is accounted for as a reverse merger whereby DDI Inc is the accounting acquirer resulting in a recapitalization of DDI Inc. equity.

The following information should be read in conjunction with the pro forma condensed combined balance sheet:

· Accompanying notes to the unaudited condensed combined balance sheet;

· Separate historical financial statements of DollarDays for the years ended December 31, 2007 and 2006 included elsewhere in this document; and

· Separate historical financial statements of Insignia Solutions plc for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on Form 10-QSB on January 28, 2009.

· Separate historical financial statements of DollarDays for the quarter ended March 31, 2008.

The unaudited pro forma condensed combined balance sheet is presented for informational purposes only and has been prepared to illustrate the effect of DollarDays’ merger with Insignia as of March 31, 2008.  The pro forma information is not necessarily indicative of what the balance sheet would actually have been had the merger been completed as of March 31, 2008, nor is it indicative of the future financial position of the combined entity.

Note 2:  Pro Forma Adjustments

There were no intercompany balances or transactions as of the date of this unaudited pro forma condensed combined balance sheet.

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet are described as follows:

(a)
Reflects the recapitalization of the Company as described in Note 1, including the issuance of ADR’s to a new investor in exchange for cash of $1,000,000, of which $200,000 had been received prior to March 31, 2008 and was reflected as a current liability on the historical balance sheet of DollarDays at March 31, 2008.

(b)
Reflects the accrual of an estimated $356,752 of transaction costs related to the reverse merger and the reclassification of $30,987 of prepaid transaction costs previously included in prepaid expenses and other current assets.

(c)
Reflects (i) the cash payment of $933,934 for $850,000 of convertible notes payable and $83,934 of related  accrued interest and (ii) the conversion of $5,478,951 of convertible notes payable and $864,775 of accrued interest that was necessary to effect the reverse merger.  In connection with the debt conversion, transactions with related parties were recorded as a capital transaction and transactions with non-related parties were subject to gain recognition based on the fair value of the shares to be received, based on quoted market prices on the date of the transactions.  Accordingly, the Company recognized a gain of $1,113,849 related to the satisfied non-related party debt obligations in the quarter ended June 30, 2008.  A corresponding offsetting entry was recorded to additional paid in capital.

(d)	A liability of $341,589 has been recognized for shares to be issued that are currently in excess of the authorized number of shares for available for issuance.

*  *  *  *  *  *